Exhibit 10.2
EXECUTION VERSION
CERTAIN INFORMATION INDICATED BY [***] HAS BEEN OMITTED AS NOT MATERIAL AND PRIVATE OR CONFIDENTIAL

LIMITED LIABILITY COMPANY AGREEMENT

among

BKV dCARBON PROJECT, LLC;

BKV CORPORATION;

and

THE MEMBERS NAMED HEREIN

dated as of
May 8, 2025

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER. IN ADDITION, TRANSFER OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS LIMITED LIABILITY COMPANY AGREEMENT. PURCHASERS OF SUCH LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
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TABLE OF CONTENTS
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Schedule A – Members Schedule
Schedule B – Qualified Projects
Schedule B-1 – Qualified Project Factbook
Schedule C – Initial Qualified Projects
Schedule D – Initial Budget
Schedule E – Excluded Projects
Schedule F – Joinder Agreement

Schedule G – Form of Call Notice

Schedule H – Form of Subsequent Contribution Agreement

Schedule I – FID Requirements

Schedule I-1 – FID Factbook

Schedule J – Competitors

Schedule K – PV-15 Valuation

Schedule L – Equity Swap Term Sheet

Schedule M – Form of Equity Swap Assignment

-i-
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LIMITED LIABILITY COMPANY AGREEMENT
This Limited Liability Company Agreement of BKV dCarbon Project, LLC, a Delaware limited liability company (the “Company”), is entered into as of May 8, 2025 by and among the Company, BKV dCarbon Ventures, LLC, a Delaware limited liability company (subject to Section 1.01, the “Sponsor”), C Squared Solutions, Inc., a Delaware corporation (subject to Section 1.01, the “Investor”) and, solely with respect to Section 7.15, Section 9.02, Section 9.03 and Article XIII, BKV Corporation, a Delaware corporation (“BKV Corp”).
RECITALS
WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the “Secretary of State”) on April 29, 2025 (the “Certificate of Formation”);
WHEREAS, contemporaneously with the execution of this Agreement and in order to further capitalize the Company, the Company, the Sponsor and the Investor have entered into that certain Contribution Agreement dated as of the date hereof (the “Initial Contribution Agreement”), whereby each of the Sponsor and the Investor agreed to contribute, or cause to be contributed, to the Company at the Closing (as defined in the Contribution Agreement) certain assets in exchange for Membership Interests, subject to the terms and conditions set forth in the Contribution Agreement and this Agreement; and
WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
DEFINITIONS
Section 1.01Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:
“45Q Carbon Capture Tax Credits” means the credit for carbon oxide sequestration under Section 45Q of the Code, or any successor provision with respect to the sequestration of carbon oxide.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)    crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and
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(b)    debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” does not, when used (a) with respect to a Member or Manager, include any Company Entity and vice versa, (b) with respect to the Investor, include any portfolio companies of the Investor or their Affiliates, and (c) with respect to the Sponsor or BKV Corp, include any shareholders of BKV Corp or of such shareholder’s Affiliates (other than BKV Corp and any of its Subsidiaries and any direct or indirect Controlling shareholder or shareholders of BKV Corp).
“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.
“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
“Applicable Tax Rate” means a rate equal to the highest combined marginal federal, state and local income tax rate applicable to a corporation based on the Company’s apportionment factor (taking into account the character of the income and the deductibility of the state and local taxes to the extent permitted under Applicable Law).
“Asset Coverage Collateral” means (a) if agreed to by the Investor, in its sole discretion, cash or Cash Equivalents on deposit in or credited to the Escrow Account, (b) letters of credit in form and substance reasonably acceptable to the Investor issued for the benefit of and delivered to the Investor by an issuing bank that (i) is organized under the laws of the United States or any state thereof or has a branch organized under the laws of the United States or any state thereof, (ii) has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank’s most recent financial reports as of the relevant time of determination) and (iii) has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, or (c) other credit support in form and substance acceptable to the Investor, in its sole discretion.
“Asset Coverage Deficiency Posting” has the meaning set forth in Section 3.09(c).
“Asset Coverage Ratio” means, as of any applicable test date, the ratio of (a) Collateral Value as of such date to (b) (x) the sum of all Capital Contributions to the Company from the

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Investor, less (y) any prior distributions made in accordance herewith by the Company to the Investor, in each case, from the date of this Agreement to such date.
“Available Cash” means, with respect to any fiscal period, all cash and other funds received by the Company from its operations (including all cash and other funds of the Company’s monetization of Environmental Attributes and 45Q Carbon Capture Tax Credits, any other cash proceeds distributed from either “tax equity” or “debt financing” transactions, and any funds attributable to a reduction in reserves), less the sum of the following to the extent paid or set aside by the Company: (a) all principal and interest payments that are due and payable on current indebtedness of the Company for borrowed money; (b) all cash expenditures (including expenditures for capital improvements) incurred incident to the ordinary course operation of the Company’s business; and (c) such reserves as the Board deems reasonably necessary for the proper operation of the Company’s business.
“Bankruptcy” means, with respect to a Person, the occurrence of any of the following: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee of such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of such Person’s creditors; (d) the filing by such Person of an answer admitting, or failing to contest, the material allegations of, or such Person’s consenting to, or defaulting in answering a bankruptcy petition filed against such Person in any bankruptcy proceeding; (e) becoming the subject of an order for relief or being declared insolvent in any federal or state bankruptcy or insolvency proceedings; or (f) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief has been commenced against such Person and one hundred eighty (180) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and one hundred twenty (120) days have expired without the appointment’s having been vacated or stayed, or one hundred twenty (120) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“BBA” means the Bipartisan Budget Act of 2015, and any regulations promulgated or official guidance issued thereunder (or any comparable provision of foreign, state, or local income tax laws).
“BKV Corp” has the meaning set forth in the preamble.
“BKV Guaranteed Obligation” has the meaning set forth in Section 13.18(b).
“Board” has the meaning set forth in Section 7.01.
“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which

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bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous consent of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).
“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:
(a)    the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;
(b)    immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;
(c)    the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined (except as otherwise provided in Section 12.03(d)) by unanimous consent of the Members, as of the following times:
(i)    the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;
(ii)    the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and
(iii)    the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);
provided that adjustments pursuant to clauses (i) and (ii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;
(d)    the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an

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adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and
(e)    if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.
“Budget” has the meaning set forth in Section 7.14(b).
“Business” has the meaning set forth in Section 2.05(a).
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York or the State of Texas are authorized or required to close.
“Call Notice” has the meaning set forth in Section 3.01(e).
“Call Premium” has the meaning set forth in Section 9.02.
“Capital Account” has the meaning set forth in Section 3.03.
“Capital Call” means a call or request for additional capital in writing (which may include electronic mail) by or on behalf of the Company, specifying the amount of capital requested to be contributed by the applicable Member or Members receiving such notice in accordance with the terms of this Agreement. Capital Calls shall take the form of either (a) Investor Capital Calls issued under Section 3.01(b) or (b) Sponsor Capital Calls issued under Section 3.01(c).
“Capital Commitments” has the meaning set forth in Section 3.01(d).
“Capital Contribution” means, for any Member, as of any time of determination, the total amount of cash and Cash Equivalents and the agreed value, in accordance with the terms of this Agreement, of any property contributed to the Company by such Member.
“Carbon Leakage Indemnity Agreement” means that certain Indemnity Agreement between the Company and BKV Corp entered into as of the date hereof.
“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof, (b) commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s, (c) demand deposits, and time deposits maturing within one year from the date of creation thereof, with or issued by any bank or trust company that is organized under the laws of the United States or any state thereof or has a branch that is organized under the laws of the United States or any state thereof or has a branch organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000

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(as of the date of such bank or trust company’s most recent financial reports), and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively, and (d) deposits in money market funds at least 95% of whose assets are cash and investments described in the preceding clauses (a), (b) and (c).
“Certificate of Formation” has the meaning set forth in the recitals.
“Chairperson” has the meaning set forth in Section 7.09.
“Class A Units” has the meaning assigned to such term in Section 3.01(a).
“Class B Units” has the meaning assigned to such term in Section 3.01(a).
“Co-Sale” has the meaning set forth in Section 9.05(e).
“Co-Sale Election Notice” has the meaning set forth in Section 9.05(e).
“Co-Sale Period” has the meaning set forth in Section 9.05(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Value” means, as of any applicable test date, the sum (without duplication) of (a) the PV-15 for Contributed Projects, calculated in accordance with the financial model and assumptions set forth on Schedule K, (b) (i) all Qualified Costs made by the Sponsor in respect of any Contributed Projects contributed to the Company from the date of this Agreement to such date and (ii) the cash expenditures made by the Company from the date of this Agreement to such date, in the case of the preceding clauses (i) and (ii), in respect of development of Contributed Projects being developed by the Company that are not, as of such date, operating, (c) the face value of all Asset Coverage Collateral then-available to be drawn by the Investor in accordance with the terms of this Agreement, and (d) all cash and Cash Equivalents of the Company, less the aggregate amount of all withdrawals and reductions in Asset Coverage Collateral as a result of the exercise of the Sponsor Call Option from the date of this Agreement to such date.
“Company” has the meaning set forth in the preamble.
“Company Entity” means, individually, any of the Company or any Subsidiary of the Company; collectively, these entities are referred to herein as the “Company Entities.”
“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.
“Competitor” means (a) each Person set forth on Schedule J, as updated upon the mutual written agreement of the Sponsor and the Investor from time to time and (b) any Person whose primary business is, as of the relevant date of determination, sequestering carbon dioxide in (i) any of the natural gas basins in which a Qualified Project is located as of such date of

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determination or (ii) at any other location within 50 miles of any Qualified Project as of such date of determination, with such a business being deemed a “primary business” if more than 75% of such Person’s and its Affiliates’ consolidated annual recurring revenue, during the fiscal year most recently ended prior to such date of determination, having been generated by such business, in each case excluding (x) any private equity fund, investment fund or other Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in other Persons and (y) any Affiliates of the Investor or any portfolio company of the Investor or any of its Affiliates.
“Confidential Information” has the meaning set forth in Section 10.01(a).
“Contributed Project” has the meaning set forth in Section 3.02(a).
“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of equity interests, by contract or otherwise) of a Person.
“Coverage Dispute Notice” has the meaning set forth in Section 3.09(b).
“Covered Person” means any Officer Covered Person or M&D Covered Person.
“D&O Insurance” means a customary directors’ and officers’ insurance policy covering the Managers and Officers of the Company.
“Deadlock Budget” has the meaning set forth in Section 7.14(c).
“Deemed Liquidation Event” means: (a) any Liquidation Event, other adoption of any plan relating to the liquidation or dissolution of the Company (including any dissolution pursuant to Section 12.03), or any Bankruptcy of the Company or of any Subsidiary or Subsidiaries of the Company, if any material part of the assets of the Company and its Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries; (b) any sale, lease, transfer, license or other disposition (whether by means of merger, consolidation, share exchange, combination, division, reclassification, recapitalization, acquisition, liquidation or otherwise) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or of one or more Subsidiaries of the Company, if all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries, in each case, in any transaction or series of related or unrelated transactions; (c) any (i) merger, consolidation, share exchange, combination, division, reclassification, recapitalization, acquisition or other business combination (or related or unrelated series of any such transactions) to which the Company is a constituent party or to which any Subsidiary of the Company is a constituent party and pursuant to which the Company issues Membership Interests or (ii) (other than pursuant to a Co-Sale in which Sponsor Transfers less than 30% of its Class A Units) sale, transfer or issuance or series of related or unrelated sales, transfers and/or issuances of Membership Interests by the Company or any direct or indirect holder thereof, in the case of clause (i) or clause (ii), which results in one or more persons or groups (as defined in Rule 13d-5 of the Exchange Act, as amended), who were,

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in each case, not beneficial owners of Membership Interests immediately prior to the consummation of the first of such transaction or transactions, becoming the beneficial owners of Membership Interests (or equity interests in the parent entity resulting from such transaction or transactions) representing (x) 50% or more of the voting power or interests in capital, profits or other economic entitlements, of all outstanding Membership Interests of the Company (or of the equity interests of such parent entity) or (y) the power to elect a majority of the Board (or the equivalent governing body of such parent entity) (by contract or otherwise); or (d) any Final Exit Event; provided that the exercise or expiration of any right under this Agreement shall not be deemed to be reclassification or recapitalization of any of the Units as those terms are used hereunder.
“Default Amount” has the meaning set forth in Section 3.02(d).
“Default Loan” has the meaning set forth in Section 3.02(d).
“Default Rate” has the meaning set forth in Section 3.02(d).
“Defaulting Member” has the meaning set forth in Section 3.02(d).
“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.
“Designated Individual” has the meaning set forth in Section 11.04(a).
“Direct Pay” has the meaning set forth in Section 7.16(c).
“Disputed Items” has the meaning set forth in Section 3.09(b).
“Dissolution” means, with respect to a Member, the occurrence of any of the following: (a) if such Member is a partnership or limited liability company, the dissolution and commencement of winding up of such partnership or limited liability company; or (b) if such Member is a corporation, the dissolution of the corporation or the revocation of its charter.
“Drag-Along Notice” has the meaning set forth in Section 9.06(c).
“Drag-Along Right” has the meaning set forth in Section 9.06(c).
“EHS” means environmental, health and safety.
“EHS Program” means written environmental and health and safety policies, programs and systems covering operations conducted by the Company with respect to any Project that conforms with Environmental Laws and Health and Safety Laws.
“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that

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creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.
“Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance.
“Environmental Attributes” means any rights, credits, revenues, benefits, offsets, tax benefits or values, allowances, permits, greenhouse gas rights, other similar tangible rights, carbon credits, emissions and renewable energy credits, energy conservation credits, emission reduction credits, greenhouse gas emissions trading, or words of similar import or regulatory effect, howsoever entitled or designated, resulting from, attributable to or associated with the generation of energy by a renewable energy facility or the reduction, avoidance, removal, transportation or sequestration of emissions (including, but not limited to, voluntary market credits and emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state, or regional emission, renewable energy, or energy conservation trading or budget program) and the reporting and marketing rights relating thereto, whether created by, from or through a Governmental Authority, other Person, or private contract, now or in the future; provided that “Environmental Attributes” shall not include any Section 45Q Carbon Capture Tax Credits, including any direct payments in lieu thereof.
“Environmental Laws” means any and all applicable federal, state, local and laws, rules or regulations, ordinances, or binding orders or decree with any Governmental Authority relating to the regulation or protection of human health as it relates to exposure, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.
“Equity Swap Option” has the meaning set forth in Section 9.03(a).
“Equity Swap Option Closing” has the meaning set forth in Section 9.03(c).
“Equity Swap Option Election Notice” has the meaning set forth in Section 9.03(a).
“Equity Swap Term Sheet” has the meaning set forth in Section 9.03(a).
“Escrow Account” has the meaning set forth in Section 3.09(c).
“Escrow Agreement” has the meaning set forth in Section 3.09(c).
“Exchange Act” means the Securities Exchange Act of 1934.

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“Excluded Projects” means those Projects set forth on Schedule E, as updated upon the mutual written agreement of the Sponsor and the Investor from time to time to include any Rejected Projects.
“Fair Market Value” means, for any asset or property and as of the date of determination, the amount, as determined in good faith by a nationally recognized investment banker or valuation firm selected by mutual agreement of the Members, that the holder of such asset or property would receive in respect of such asset or property if it were sold to a willing buyer in an arm’s-length transaction. For the avoidance of doubt, in determining the Fair Market Value, no discount for minority ownership or illiquidity of any asset or property shall be applied.
“FID” means the final investment decision of the Company to proceed with construction of a Project after taking into account the requirements set forth on Schedule I.
“FID Factbook” means the Factbook attached hereto as Schedule I-1.
“Final Exit Event” means: (a) any sale, lease, transfer, license or other disposition (whether by means of merger, consolidation, share exchange, combination, division, reclassification, recapitalization, acquisition, liquidation or otherwise) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in each case, in any transaction or series of related or unrelated transactions, or (b) any (i) merger, consolidation, share exchange, combination, division, reclassification, recapitalization, acquisition or other business combination (or related or unrelated series of any such transactions) or (ii) sale, transfer or issuance or series of related or unrelated sales, transfers and/or issuances of Membership Interests by the Company or any direct or indirect holder thereof, in the case of clause (i) or clause (ii), which results in all of the outstanding Membership Interests being sold for, transferred or exchanged for, or converted into cash, securities or other property.
“First Distribution Threshold” has the meaning set forth in Section 9.06(a)(i).
“First Liquidation Closing” has the meaning set forth in Section 9.02.
“First Liquidation Option” has the meaning set forth in Section 9.02.
“First Liquidation Option Election Notice” has the meaning set forth in Section 9.02.
“First Liquidation Option Purchase Period” has the meaning set forth in Section 9.02.
“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political

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subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.
“Health and Safety Laws” means any applicable federal, state, local and laws, rules or regulations, ordinances, or binding orders or decree with any Governmental Authority relating to workplace human health or safety, or human exposures, including OSHA, as amended, implementing regulations, and similar state laws.
“Historical Qualified Costs” has the meaning set forth in Section 3.01(d).
“In-Kind Sponsor Capital Contributions” has the meaning set forth in Section 3.01(d).
“Indebtedness” of any Person means (without duplication) all (a) indebtedness of such Person for borrowed money; (b) obligations of such Person which are evidenced by notes, bonds, debentures, or similar instruments; (c) obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases; (d) obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or a leveraged lease; (e) obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person; (f) liabilities for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business); and (g) direct or indirect guarantees (including “keep well” arrangements, support agreements, and similar agreements) with respect to Indebtedness of any other Person. Notwithstanding the foregoing, the term “Indebtedness” shall not include, with respect to the Company, the following “Permitted Indebtedness”: (i) well bonds required for permitting in Texas; and (ii) current accounts payable arising, and accrued expenses incurred, in the ordinary course of business which are payable in accordance with customary practices that are not overdue (unless subject to permitted contest).
“Initial Budget” has the meaning set forth in Section 7.14(b).
“Initial Closing” has the meaning set forth in Section 3.02(b).
“Initial Contribution Agreement” has the meaning set forth in the recitals.
“Initial Members” means the Sponsor and the Investor.
“Initial Qualified Projects” has the meaning set forth in Section 3.02(b).
“Institutional Investor Indemnitees” has the meaning set forth in Section 8.01(h).
“Institutional Investor Indemnitors” has the meaning set forth in Section 8.01(h).
“Institutional Investors” has the meaning set forth in Section 8.01(h).
“Investor” has the meaning set forth in the preamble.

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“Investor Capital Call” has the meaning set forth in Section 3.01(b).
“Investor Capital Commitment” has the meaning set forth in Section 3.01(b).
“Investor Manager” has the meaning set forth in Section 7.02(a)(ii).
“Investor Offer Notice” has the meaning set forth in Section 9.04(a).
“IRR” means with respect to any holder of Units, as of any time of determination, the actual rate of return, compounded annually, on all Capital Contributions (including the return of Capital Contributions made by such holder and such holder’s predecessors in interest in respect of the issuance of such Units, taking into account all cash distributions (including the distribution, if any, to be made at such time)) received by such holder and such holder’s predecessors in interest with respect to such Units (including, for the avoidance of doubt, any such cash distributions resulting from the incurrence of indebtedness of the Company or any Subsidiary of the Company, to the extent proceeds from such indebtedness are received as cash distributions): (i) all Capital Contributions shall be considered to have been made on the date actually received by the Company; (ii) all cash distributions shall be considered to have been made on the date actually paid to a Member by the Company; and (iii) IRR shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR as reasonably determined by the Board with Supermajority Approval).
“Joinder Agreement” has the meaning set forth in Section 4.01(c).
“Liquidation Event” has the meaning set forth in Section 12.01.
“Liquidation Option Election Period” has the meaning set forth in Section 9.02.
“Liquidator” has the meaning set forth in Section 12.03(a).
“M&D Covered Person” means, (a) with respect to each Member: (i) such Member in its capacity as a Member (including in its capacity as Tax Matters Representative or Designated Individual, if applicable); (ii) each of such Member’s officers, directors, liquidators, partners, equityholders, managers and members in their capacity as such; (iii) each of such Member’s Affiliates (other than the Company and its Subsidiaries) and each of their respective officers, directors, liquidators, partners, equityholders, managers and members in their capacities as such; and (iv) any representatives, agents or employees of any Person identified in clauses (i)-(iv) of this clause (a) or any other Person who the Board, with Supermajority Approval, expressly designates as an M&D Covered Person in a written resolution; (b) each Manager, in such Person’s capacity as a Manager; and (c) the Observer.
“Manager” has the meaning set forth in Section 7.01.
“Managers Schedule” has the meaning set forth in Section 7.03(d).

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“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.
“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.
“Membership Interest” means an interest in the Company owned by a Member, which may be represented by Units, including such Member’s right to: (a) its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company; (b) its distributive share of the assets of the Company; (c) vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other obligations, duties and liabilities imposed on that Member as provided in this Agreement, the Certificate of Formation or the Delaware Act.
“MOIC” means, with respect to any holder of Units, as of any time of determination, the number obtained by dividing (a) the cumulative amount of distributions (including the distribution, if any, to be made at such time) that such holder of Units and such holder’s predecessors in interest have received in respect of such Units under Article VI or Article IX (as applicable) by (b) the cumulative amount of all Capital Contributions made to the Company in respect of the issuance of the Units held by such holder prior to such time by such holder of Units and such holder’s predecessors in interest. All non-cash distributions shall be valued at their Fair Market Value at the time of distribution.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

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(a)    any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;
(b)    any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;
(c)    any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(d)    any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);
(e)    if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and
(f)    to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
“Observer” has the meaning set forth in Section 7.02(c).
“Offer Period” has the meaning set forth in Section 9.04(a).
“Officer Covered Person” means: (a) each current and former Officer (solely in such Person’s capacity as an Officer); and (b) each Person not identified in clause (a) of this definition

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who is or was an officer or employee or other service provider of any of the Company Entities and whom the Board, with Supermajority Approval, expressly designates as an Officer Covered Person in a written resolution.
“Officers” has the meaning set forth in Section 7.12(a).
“Percentage Interest” means, with respect to a Member at any time, the percentage determined by dividing (a) the total number of outstanding Units then held by such Member by (b) the total number of outstanding Units. The Percentage Interests of the Members collectively shall at all times aggregate to one hundred percent (100%).
“Permitted Transferee” means a recipient of a Transfer of a Membership Interest carried out pursuant to Section 9.01.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.
“Project(s)” has the meaning set forth in Section 3.02(a).
“Proposed Investor Sale” has the meaning set forth in Section 9.04(a).
“Proposed Sponsor Sale” has the meaning set forth in Section 9.05(a).
“Purchase Price” has the meaning set forth in Section 9.02.
“PV-15” means, on any date of determination, with respect to all operating Contributed Projects owned by the Company, the net present value, discounted at 15% per annum, of all future net revenues, calculated to be reduced by all expenses arising out of, relating to or attributable to the relevant Project, including, but not limited to SG&A, operating expenditures, net working capital, decommissioning expenditures, capital maintenance costs, taxes and insurance costs, projected to be earned by the Company, including but not limited to (a) in respect of 45Q Carbon Capture Tax Credits, (b) in respect of fees expected to be received under binding agreements of the Company with sources of CO₂, and (c) in respect of the value of Environmental Attributes based on binding agreements of the Company for the sale of such Environmental Attributes (such projected revenues to be determined in good faith by the Company and the Investor, based on the terms of such contracts, the creditworthiness of the other parties to such contracts, commodity price assumptions and other factors deemed appropriate by the Company and the Investor). PV-15 will be calculated using the XNPV function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating PV-15 as reasonably determined by the Board with Supermajority Approval).
“Qualified Costs” means the following costs and expenses incurred by the Sponsor to develop Contributed Projects (including costs incurred to achieve a Phase I FID): costs of acquiring additional or renewed geologic storage rights; right-of-way, engineering, permitting,

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community and governmental relations, drilling, logging, completing, casing and testing wells; taxes (other than, for the avoidance of doubt, any taxes imposed on or measured by the net income of the Sponsor), title review and examination costs, title curative costs, seismic costs and additional budgeted project costs, including any direct costs for employees of the Sponsor allocated (based on the actual time spent by such employees on the relevant matters) to the respective Contributed Project; and CO₂ pipeline development and pre-construction costs.
“Qualified Operator” means a Person (a) with sufficient industry experience and operational capabilities to carry out the duties of the applicable counterparty under any Services Agreements as are reasonable and appropriate to the reasonable satisfaction of the Investor, and (b) with a long-term credit rating (corporate or long term senior unsecured debt) of (a)(i) “Baa3” or higher from Moody’s or (ii) “BBB-” or higher from S&P or (b) if rated by both Moody’s and S&P, ratings satisfying both clauses (a)(i) and (a)(ii), or if not rated, that provides sufficient documentation of comparable creditworthiness to an entity that has ratings satisfying both clauses (a)(i) and (a)(ii), in a form reasonably satisfactory to the Investor.

“Qualified Project Factbook” means the Factbook attached hereto as Schedule B-1.
“Qualified Projects” means any Project that satisfies the investment criteria outlined on Schedule B.
“Quarterly ACR Determination” has the meaning set forth in Section 3.09(a).
“Reconvened Meeting” has the meaning set forth in Section 7.05(a).
“Regulatory Allocations” has the meaning set forth in Section 5.02(e).
“Rejected Project” has the meaning set forth in Section 3.02(a).
“Related Party Transaction” means any agreement or transaction between BKV Corp, the Sponsor or any of their respective Affiliates or Representatives (other than any Company Entity or any Representatives of a Company Entity), on the one hand, and any Company Entity, on the other hand, including, for the avoidance of doubt, each Services Agreement, the Initial Contribution Agreement and each Subsequent Contribution Agreement, and the Carbon Leakage Indemnity Agreement.
“Related Party Transaction Notice” has the meaning set forth in Section 7.06.
“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.
“Restricted Affiliates” means CI ETF I US QFPF LP, CI ETF I US Non-QFPD LF and any of their Controlled Subsidiaries, excluding any portfolio companies of any such entities.
“Restricted Period” has the meaning set forth in Section 10.02.

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“Return Hurdle” has the meaning set forth in Section 6.01(a)(i).
“Revised Partnership Audit Rules” has the meaning set forth in Section 11.04(a).
“ROFO Offer” has the meaning set forth in Section 9.04(a)(iii).
“ROFO Offer Notice” has the meaning set forth in Section 9.04(a).
“ROFO Offer Price” has the meaning set forth in Section 9.04(a)(ii).
“ROFO Offer Terms” has the meaning set forth in Section 9.04(a).
“ROFO Securities” has the meaning set forth in Section 9.04(a).
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.
“Secretary of State” has the meaning set forth in the recitals.
“Securities Act” means the Securities Act of 1933, as amended.
“Services Agreement” has the meaning set forth in Section 7.11.
“Sponsor” has the meaning set forth in the preamble.
“Sponsor Call Option” has the meaning set forth in Section 3.09(d).
“Sponsor Capital Call” is defined in Section 3.01(c).
“Sponsor Capital Commitment” has the meaning set forth in Section 3.01(d).
“Sponsor Co-Sale Election Notice” has the meaning set forth in Section 9.05(e).
“Sponsor Manager” has the meaning set forth in Section 7.02(a)(i).
“Sponsor Offer Period” has the meaning set forth in Section 9.05(a).
“Sponsor ROFO Offer” has the meaning set forth in Section 9.05(a)(iii).
“Sponsor ROFO Offer Notice” has the meaning set forth in Section 9.05(a).
“Sponsor ROFO Offer Price” has the meaning set forth in Section 9.05(a)(ii).
“Sponsor ROFO Offer Terms” has the meaning set forth in Section 9.05(a).
“Sponsor ROFO Securities” has the meaning set forth in Section 9.05(a).
“Sponsor Sale Notice” has the meaning set forth in Section 9.05(a).

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“Subsequent Contribution Agreement” has the meaning set forth in Section 3.02(c).
“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company or other entity a majority of the equity interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by such Person or any direct or indirect Subsidiary of such Person; (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.
“Supermajority Approval” has the meaning set forth in Section 7.05(e).
“Suspended Meeting” has the meaning set forth in Section 7.05(a).
“Tax Distribution” has the meaning set forth in Section 6.02.
“Tax Matters Representative” has the meaning set forth in Section 11.04(a).
“Taxing Authority” has the meaning set forth in Section 6.03(b).
“Term” has the meaning set forth in Section 3.01(f).
“Transfer” means to, whether directly or indirectly, sell, transfer, assign, pledge (other than in connection with customary back leverage), encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment, Encumbrance, hypothecation, or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively. Notwithstanding the foregoing, the term “Transfer” and its correlative terms, shall not include with respect to the Investor, any direct or indirect sale, transfer, assignment, Encumbrance, hypothecation, or similar disposition of any equity interests of the Investor or any other Person that indirectly holds Units through its direct or indirect holdings of equity interests of the Investor.
“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.
“Unit” means any Membership Interest classified as a Unit pursuant to Section 3.01(a).
“Withholding Advances” has the meaning set forth in Section 6.03(b).
Section 1.02Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”;

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(b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and gender-neutral forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, (d) following any Transfer of Units in accordance with this Agreement that were initially held by or issued to dCarbon Ventures, LLC, a Delaware limited liability company, (i) unless the context requires otherwise, the word “Sponsor” shall collectively refer to each Member that, as of the applicable time of determination, holds Units that were initially issued to dCarbon Ventures, LLC (or its successors or assigns) and (ii) all rights, powers, privileges, actions, approvals, consents or votes that may be exercised or taken under this Agreement by the “Sponsor” shall be exercisable or taken by or at the direction, and with the consent, of Members holding a majority of the Units described in the preceding clause (i), at the applicable time of determination; and (e) following any Transfer of Units in accordance with this Agreement that were initially held by or issued to C Squared Solutions, Inc., a Delaware corporation, (i) unless the context requires otherwise, the word “Investor” shall collectively refer to each Member that, as of the applicable time of determination, holds Units that were initially issued to C Squared Solutions, Inc., a Delaware corporation (or its successors or assigns) and (ii) all rights, powers, privileges, actions, approvals, consents or votes that may be exercised or taken under this Agreement by the “Investor” shall be exercisable or taken by or at the direction, and with the consent, of Members holding a majority of the Units described in the preceding clause (i), at the applicable time of determination. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Article II
ORGANIZATION
Section 2.01Formation.
(a)The Company was formed on April 29, 2025, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.
(b)This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.
Section 2.02Name. The name of the Company is “BKV dCarbon Project, LLC” and all Company business must be conducted in that name or such other name or names that comply with Applicable Law and as the Board, acting with Supermajority Approval, may select.

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Section 2.03Principal Office. The principal office of the Company is located at 1200 17th Street, Ste. 2100, Denver, Colorado 80202, or such other place as may from time to time be determined by the Board, acting with Supermajority Approval. The Board shall give prompt notice of any such change to each of the Members. The Company may have such other offices as the Board may designate.
Section 2.04Registered Office; Registered Agent.
(a)The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.
(b)The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.
Section 2.05Purpose; Powers.
(a)The purposes of the Company are to engage, directly or indirectly, in (i) the investment, ownership, construction, development and monetization of Projects and other activities related thereto (the “Business”) and (ii) any and all lawful activities necessary or incidental thereto, in each case upon the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, the Company shall not engage, directly or indirectly, in Projects or other activities relating to enhanced oil recovery unless approved with Supermajority Approval.
(b)The Company shall have all the powers necessary or convenient to carry out the purpose for which it is formed, including the powers granted by the Delaware Act. The Company shall not engage, directly or indirectly, in any activities that are inconsistent with the purposes set forth in this Section 2.05 without Supermajority Approval.
(c)Subject to Section 7.05(e), the Company may form one or more Subsidiaries to hold assets and conduct business.
Section 2.06Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.
Section 2.07No State-Law Partnership. The Members intend that the Company shall not be a partnership or common law joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Member, Manager, or Officer of the Company, for any purposes other than as set forth in Section 11.03.
Section 2.08Foreign Qualification. The Company shall comply with all requirements necessary to qualify the Company to conduct business as a foreign limited liability company in foreign jurisdictions to the extent that any such jurisdiction requires qualification for the Company to conduct business therein and to maintain the limited liability of the Members. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided, however, that no

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Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.
Article III
UNITS; CAPITAL COMMITMENTS & CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 3.01Units; Cash Capital Commitments & Capital Calls.
(a)The Membership Interests in the Company shall be designated “Units” and shall initially be designated into two classes of Units: (i) a class of capital interests known as the “Class A Units” and (ii) a class of capital interests known as the “Class B Units”. A Member’s relative rights, privileges, preferences and obligations with respect to a particular class of Units will be determined under this Agreement and the Delaware Act. The Company may, with Supermajority Approval (if the associated issuance of Units requires such approval pursuant to Section 7.05(e)), issue additional Units as are required to be issued from time to time pursuant to this Agreement or as may otherwise be so approved. The Company may, if determined by the Board, issue fractional Units. A Member may own one or more classes or series of Units, and the ownership of one class or series of Units shall not affect the rights, privileges, preferences or obligations of a Member with respect to the other class or series of Units owned by such Member. Any reference herein to a holder of a class or series of Units shall be deemed to refer to such holder only to the extent of such holder’s ownership of such class or series of Units.
(b)Subject to the terms and conditions of this Agreement, during the course of the Term, the Investor agrees to contribute to the Company, upon the receipt of Capital Calls (each, an “Investor Capital Call”) issued by the Company meeting the requirements set forth in this Section 3.01(b), cash Capital Contributions in an aggregate amount not to exceed $500,000,000; provided that, at any time prior to the expiration of the Term, the Sponsor and the Investor may mutually agree (in each of their respective sole discretions) to increase such amount to up to $1,000,000,000 (the “Investor Capital Commitment”). The Company may only issue an Investor Capital Call requiring the Investor to fund any portion of the Investor Capital Commitment if (i) the Capital Contributions to be funded pursuant to such Investor Capital Call will be required to be funded during the Term, (ii) the Capital Contributions to be funded pursuant to such Investor Capital Call will be used to solely to pay expenditures that are authorized in the then-current Budget and (iii) the Investor reasonably expects that the Sponsor will fund any Sponsor Capital Call required to be made to the Sponsor simultaneously with the issuance of such Investor Capital Call and the Sponsor is not a Defaulting Member. At any time that the amount of Capital Contributions funded by the Investor to be used to develop any Contributed Project is not equal to the amount determined by multiplying 49% by the quotient of (x) the In-Kind Sponsor Capital Contributions made in respect of such Contributed Project, divided by (y) 51%, and the Company is seeking to call capital to pay expenditures related to such Contributed Project that are authorized in the then-current Budget, then 100% of all cash Capital Contributions called by the Company with respect to such Contributed Project shall be called from the Investor Capital Commitment pursuant to Investor Capital Calls. At any time where the immediately preceding sentence does not apply, simultaneously with the issuance of such Investor Capital Call, (A) if such time is prior to the satisfaction of the Return Hurdle, the Company shall be required to issue a Sponsor Capital Call to the Sponsor under Section 3.02(b) in an amount equal to the amount of Capital Contributions called pursuant to the Investor Capital Call and (B) if such time is at or after the satisfaction of the Return Hurdle, the Company shall be required to issue a Sponsor Capital Call to the Sponsor under Section 3.02(b) in an amount determined by multiplying 51% by the quotient of (x) the amount of Capital

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Contributions called pursuant to the Investor Capital Call divided by (y) 49%. Upon the issuance by the Company of an Investor Capital Call that complies with the requirements set forth in this Agreement, the Investor shall contribute to the Company the amount of capital so required within twenty (20) Business Days after receipt of such Capital Call (or such later date set forth in the applicable Capital Call); provided that (i) the Company shall not make (and the Investor shall not be required to fund) any Investor Capital Call requesting Capital Contributions from the Investor that, if funded, would require the Investor to make capital contributions in excess of the total amount of the remaining, unfunded Investor Capital Commitment as of such time, (ii) no Investor Capital Call shall be required to be funded by the Investor after the expiration of the Term and (iii) no Investor Capital Call shall be required to be funded by the Investor prior to compliance with any regulatory requirement described in Section 3.01(h). Unless consented to by the Investor, Capital Calls issued pursuant to this Section 3.01(b) shall not be made more frequently than thirty (30) days following the funding of the prior Capital Call.
(c)Subject to the terms and conditions of this Agreement, the Sponsor agrees to contribute to the Company, upon the receipt of Capital Calls (each, a “Sponsor Capital Call”) issued by the Company meeting the requirements set forth in this Section 3.01(c), cash Capital Contributions. Where required under Section 3.01(b), the Company shall be required to issue a Sponsor Capital Call simultaneously with the issuance of each Investor Capital Call, in an amount sufficient to satisfy the requirements for issuing such Investor Capital Calls set forth in Section 3.01(b), provided that the Investor is not a Defaulting Member. In the event that the Company does not issue a Sponsor Capital Call as required pursuant to the foregoing sentence, or the Company fails to issue a Capital Call to fund expenditures related to a Contributed Project that are authorized in the then-current Budget and the Investor determines are reasonably required to be funded at such time, the Investor shall provide written notice to the Company and the Sponsor requesting that the Company issue the applicable Capital Call in the amount required under the then-current Budget and if the Company does not issue the applicable Capital Call within five (5) days of the receipt of such notice, the Investor shall have the sole and exclusive right to cause the Company to issue the Capital Call to the Sponsor and the Investor that complies with the requirements set forth in this Agreement. Upon the issuance by the Company of a Sponsor Capital Call that complies with the requirements set forth in this Agreement, the Sponsor shall contribute to the Company the amount of capital so required within twenty (20) Business Days after receipt of such Capital Call (or such later date set forth in the applicable Capital Call).
(d)In addition to Capital Contributions made by the Sponsor in cash pursuant to the funding of Sponsor Capital Calls, the Sponsor shall also fund the following in-kind Capital Contributions (the “In-Kind Sponsor Capital Contributions”) from time to time: (i) the Capital Contribution, pursuant to the Initial Contribution Agreement, of certain rights, title and interest relating to the Initial Qualified Projects, as described in, and in the agreed amount set forth in, Section 3.02(b) and (ii) the contribution and assignment by the Sponsor or its Affiliates of all right, title and interest, including all property rights, goodwill, contracts, claims, and intellectual property, in, to, and under (whether tangible or intangible) each Contributed Project that are owned by the Sponsor or any of its Affiliates, other than the Company (the “Contributed Project Assets”), other than the Initial Qualified Projects, pursuant to Subsequent Contribution Agreements in accordance with Section 3.02(c), which shall be valued for purposes determining the amount of Capital Contributions made by the Sponsor and the Sponsor’s Capital Account at an amount equal to the total verified historical Qualified Costs of the applicable Contributed Project incurred by the Sponsor up to the time of such contribution and assignment (the “Historical Qualified Costs”) (the Capital Contributions described in Section 3.01(c) and Section 3.01(d), collectively, the “Sponsor Capital Commitment”

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and, together with the Investor Capital Commitment, the “Capital Commitments”). For the avoidance of doubt, no Indebtedness, including any intercompany indebtedness or any like liabilities, of any Contributed Project, to the extent such exists, will be transferred to the Company.
(e)Each Investor Capital Call or Sponsor Capital Call that is validly issued pursuant to this Agreement shall be made pursuant to a call notice, substantially in the form attached hereto as Schedule G (each, a “Call Notice”), executed by the Chief Executive Officer (or, if authorized by the Board, by another Officer or Manager) and containing a certification from the executing Person that the Capital Call satisfies all applicable requirements for an Investor Capital Call or Sponsor Capital Call under this Agreement. The Board shall have the authority to withdraw any Call Notice at any time, and for any reason, prior to any required funding date set forth in such Call Notice; provided that a Call Notice issued in respect of a Sponsor Capital Call and/or an Investor Capital Call shall not be withdrawn unless any Call Notice issued in respect of the other Member issued at the same time is also simultaneously withdrawn. For the avoidance of doubt, no Member shall be obligated to fund a Capital Contribution pursuant to any Call Notice that has been withdrawn pursuant to this Section 3.01(e).
(f)The obligation of the Investor to fund the Investor Capital Commitment shall expire upon the earliest to occur of the following (the period from the date hereof to such earliest date, the “Term”): (i) the date that the Investor has made Capital Contributions to the Company in an amount equal to the Investor Capital Commitment; (ii) the expiration of the period commencing as of the date of this Agreement and ending as of the fifth (5th) anniversary of the date of this Agreement, provided notwithstanding the foregoing, the obligation of the Investor to fund the Investor Capital Contributions shall not expire with respect to any Investor Capital Calls made in accordance with the terms of this Agreement after the fifth (5th) anniversary of the date of this Agreement and prior to the sixth (6th) anniversary of the date of this Agreement solely with respect to expenditures that were authorized in the Budget in effect on the fifth (5th) anniversary of the date of this Agreement; (iii) the date of Bankruptcy of the Company; or (iv) the mutual written agreement by the Sponsor and the Investor.
(g)For each cash Capital Contribution made by a Member to the Company in response to a Capital Call pursuant to Section 3.01(b) or Section 3.01(c) and for any cash or in-kind Capital Contributions made under Section 3.01(d), the Company shall issue to such Member a number of Units equal to the cash amount of such Capital Contribution divided by $10.00. For the avoidance of doubt, the Sponsor shall receive Class A Units in exchange for its Capital Contributions and the Investor shall receive Class B Units in exchange for its Capital Contributions.
(h)Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the date hereof.
(i)If the Investor notifies the Company prior to the time period required to fund an Investor Capital Call or make any other Capital Contribution that the Investor reasonably believes that any regulatory approval, including the filing and the expiration of any waiting period under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended or any other applicable U.S.- or non-U.S. antitrust or merger control laws, is required prior to the Investor making any Capital Contribution, then the Investor shall not be required to make such Capital Contribution, until such approval has been obtained (or, where applicable, such filing has been completed and any applicable waiting period has expired). The Company and the Investor shall use commercially reasonable efforts to

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comply promptly with all applicable regulatory requirements related to obtaining such approvals and any other regulatory approvals that the Investor reasonably believes are required from time to time as a result of its interest in the Company. The Company shall bear all documented and reasonable fees and expenses, including all filing fees, incurred by it or the Investor in connection with such compliance. In no event shall the Investor be deemed to have become a Defaulting Member as a result of its inability to make a Capital Contribution prior to such compliance with any regulatory requirement described in the first sentence of this Section 3.01(h).
Section 3.02Contributed Projects; Sponsor In-Kind Capital Contributions.
(a)If the Sponsor or any of its Affiliates is sponsoring or leading the development of any project (whether or not a Qualified Project) with the purpose of capturing, transferring, and/or storing carbon dioxide (“Projects” and each, a “Project”) (other than the Initial Qualified Projects, which shall only be subject to Section 3.02(b), and Excluded Projects), then the Sponsor shall use commercially reasonable efforts to complete its analysis of the criteria set forth on Schedule B as soon as reasonably practicable and, when the Sponsor determines, in good faith, that such analysis has been completed: (i) present such Project to the Investor at a meeting and shall answer all reasonable questions relating to the Project asked by the Investor, (ii) provide the Investor with the Sponsor’s written determination as to whether the Project qualifies as a Qualified Project (including (x) responses to the template information and financial model assumptions provided by Investor to Sponsor and (y) reasonable back up information supporting such determination, including specific determinations as to why such Project satisfies each of the criteria set forth on Schedule B) and (iii) provide to the Investor all information that is reasonably requested by the Investor to determine and validate the Historical Qualified Costs of such Project and to evaluate whether such Project will constitute a Qualified Project. Following the presentation of any Project to the Investor (and the delivery of all information required pursuant to the immediately preceding sentence), the Investor shall have twenty (20) Business Days to (a) notify the Sponsor whether the Investor agrees that a Project satisfies the investment criteria to be a Qualified Project (if the Sponsor had determined that the Project was a Qualified Project) and (b) when the Investor determines that a Project is a Qualified Project, to elect, in the Investor’s sole discretion, after reviewing the criteria established for a Qualified Project, to require that such Project be contributed to the Company (each such Project that the Investor requires to be contributed to the Company, a “Contributed Project” and each such Project that the Investor does not elect to be contributed to the Company, a “Rejected Project”); provided that, if the Investor notifies the Sponsor pursuant to the foregoing that the Investor does not elect to require that such Project be contributed to the Company (including because it does not satisfy the investment criteria to be a Qualified Project), the Investor may, at its option, provide specific feedback in writing to the Sponsor regarding the failure of the Project to satisfy the investment criteria to be a Qualified Project and recommendations for action items in respect thereof and, if the Investor provides such specific feedback, for fifteen (15) days following the Sponsor’s receipt of such feedback, the Sponsor shall in good faith use commercially reasonable efforts to cause the Project to meet the investment criteria to be a Qualified Project, with the Investor having the option to extend such period for one additional fifteen (15) day period if the Investor determines that the Sponsor is proceeding in good faith toward achievement of the investment criteria to be a Qualified Project; provided, further, that. following the conclusion of the fifteen (15) day period described in the foregoing proviso (as may be extended by the Investor), the Sponsor will again present the Project following the criteria outlined in clauses (i)-(iii) above, after which the Investor shall have ten (10) Business Days to notify the Sponsor whether it agrees the Project constitutes a Qualified Project. If the Investor and the Sponsor disagree as to whether a

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Project satisfies the investment criteria to qualify as a Qualified Project, and the Investor and the Sponsor are unable to resolve such disagreement within a ten (10)-day period after the Investor notifies the Sponsor that the Investor does not believe that a Project is a Qualified Project pursuant to the immediately preceding sentence, then the Investor and the Sponsor shall refer such dispute to a mutually agreed independent third party arbitrator and provide such arbitrator with all information reasonably necessary or requested by such arbitrator for the purpose of determining whether such Project satisfies the criteria set forth in this Agreement for a Project to be a Qualified Project, as well as information describing in reasonable detail their respective positions with respect to such determination. The costs, fees and expenses of such arbitrator shall be paid by the Investor, on the one hand, and the Sponsor, on the other hand, based on whether the arbitrator accepts the respective positions of such parties with respect whether the applicable Project is a Qualified Project. Any determination by such arbitrator shall be deemed final as to the applicable Project and if such Project is deemed a Qualified Project and not accepted by the Investor, such Project shall be an Excluded Project thereafter.
(b)Upon the Initial Closing, the Projects listed on Schedule C shall be deemed Qualified Projects (collectively, the “Initial Qualified Projects”). Pursuant to the Initial Contribution Agreement, contemporaneously with the execution of this Agreement, the Sponsor and the Investor have made Capital Contributions to the Company with agreed values set forth opposite the name of such Member on Schedule A hereto in exchange for the number and type of Units set forth opposite the name of such Member on Schedule A hereto (the “Initial Closing”). For the avoidance of doubt, the amount set forth opposite the Investor’s name on Schedule A hereto shall, provided such amount is called and actually funded to the Company, as of the date of this Agreement, be deemed to have been funded out of, and shall reduce the unfunded amount of, the Investor Capital Commitment.
(c)Promptly following any election by the Investor for a Project to be a Contributed Project under Section 3.02(a), but in any event within 30 days of such election, the Company, the Sponsor and the Investor shall enter into a contribution agreement with respect to such Contributed Project (each, a “Subsequent Contribution Agreement”), substantially in the form attached hereto as Schedule H, whereby the Sponsor shall contribute, or cause to be contributed, to the Company all of the Contributed Project Assets associated with such Contributed Project, and, as a result thereof, the Sponsor shall be deemed to have made a Capital Contribution with a value equal to the Historical Qualified Costs of such Contributed Project as contemplated by Section 3.01(d) and shall be issued Class A Units in respect of such Capital Contribution as contemplated by Section 3.01(g).
(d)If any Member (the “Defaulting Member”) fails to timely make, or notifies the other Member or the Company that it shall not make, all or any portion of any Capital Contribution that the Defaulting Member is obligated to make under Section 3.01(b), Section 3.01(c), Section 3.01(d) or Section 3.02(c), then the non-Defaulting Member shall be entitled, but not obligated, to loan to the Defaulting Member (each, a “Default Loan”), by contributing to the Company on its behalf, all or any part of the amount that the Defaulting Member failed to contribute to the Company (the “Default Amount”) so long as the non-Defaulting Member shall have contributed to the Company all Capital Contributions that are then required to be made by such non-Defaulting Member under this Agreement. For the avoidance of doubt, if the Sponsor fails to timely contribute the Contributed Project Assets associated with a Project elected by the Investor to be a Contributed Project pursuant to Section 3.02(c), the Sponsor shall be a Defaulting Member whose deemed Default Amount with respect to such failure shall be equal to a dollar amount equal to the Historical Qualified Costs of the applicable Contributed

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Project as contemplated by Section 3.01(d). The proceeds of such Default Loan shall be treated as the applicable Capital Contribution of the Defaulting Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of 15% per annum and the maximum rate permitted at law (the “Default Rate”). Default Loans shall be repaid out of and in priority to any distributions that would otherwise be made to the Defaulting Member, as more fully provided in Section 3.02(f); provided that, so long as a Default Loan is outstanding, the Defaulting Member shall have the right to repay to the Non-Defaulting Member all or any portion of the Default Loan (together with interest then due and owing).
(e)If the Investor shall not have paid in full the principal and accrued interest of a Default Loan within twelve (12) months from the date such Default Loan is made, subclauses (i) and (ii) of Section 6.01(a) shall be disregarded for so long as a Default Loan is outstanding, plus an additional six (6)-month period from the date that such Default Loan is paid in full.
(f)Notwithstanding any other provisions of this Agreement, for so long as any Default Loan is outstanding, any amount that otherwise would be paid or distributed to the Defaulting Member pursuant to Section 6.01, Section 9.06 or Article XII shall not be paid to the Defaulting Member, but shall be deemed paid and applied on behalf of the Defaulting Member (i) first, to accrued and unpaid interest on all outstanding Default Loans (in the order of their original maturity dates), (ii) second, to the outstanding principal amount of all outstanding Default Loans (in the order of their original maturity dates), and (iii) third, to fund any required Capital Contribution of the Defaulting Member that has not been paid when due or funded pursuant to a Default Loan; provided that any unpaid Default Amount that is not funded pursuant to a Default Loan shall bear interest at the Default Rate (compounded monthly on the first day of each calendar month) from the date such Capital Contribution was due until paid in full to the Company.
(g)The Members acknowledge and agree that it would be impracticable to determine the actual damages incurred as a result of the Defaulting Member’s failure to fund its portion of a required Capital Contribution, and that the remedies described in Section 3.02(d), Section 3.02(e), Section 3.02(f), and the last proviso to Section 7.05(e) are fair, reasonable and are the exclusive remedies available with respect to any such failure to fund.
(h)Except as set forth in Section 3.01 or this Section 3.02, no Member shall be required to make additional Capital Contributions to the Company.
(i)The Board shall update Schedule A hereto upon the Transfer or issuance of any Units to any new or existing Member in accordance with this Agreement, to reflect any adjustments in accordance with the terms hereof.
(j)The Investor may from time-to-time present Projects to the Company. If the Investor and Sponsor mutually agree, any such Project may be contributed to, and developed by, the Company and Investor and Sponsor shall agree on the contribution and funding mechanics, as well as rights to distributions, that apply to such Project, which, in each case, are expected to be similar to the terms that are provided in this Agreement for Projects presented by the Sponsor to the Company (as if the Investor were the Sponsor and vice versa).

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Section 3.03Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:
(a)Each Member’s Capital Account shall be increased by the amount of:
(i)such Member’s Capital Contributions;
(ii)any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and
(iii)any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.
(b)Each Member’s Capital Account shall be decreased by:
(i)the cash amount or Book Value of any property distributed to such Member pursuant to Article VI and Section 12.03(c);
(ii)the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and
(iii)the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.
Section 3.04Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article V, Article VI, Section 9.06 and Article XII in respect of such Units.
Section 3.05Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.
Section 3.06No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management, or service fees, or drawing with respect to its Capital Contributions or its Capital Account. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.
Section 3.07Loans From Members. Any Member may, with Supermajority Approval (except with respect to Default Loans), loan funds to the Company on such terms as may be agreed with Supermajority Approval. Such loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

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Section 3.08Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.
Section 3.09Asset Coverage.
(a)The Company shall at all times maintain an Asset Coverage Ratio of at least 2.0:1.0. If at any time, the Asset Coverage Ratio is less than 2.0:1.0, the Company shall promptly (but in no event more than five (5) Business Days after the Company becomes aware of such deficiency) provide written notice to the Investor of the then-current Asset Coverage Ratio, together with a detailed calculation thereof. On each April 30, July 31, October 31 and January 31 of each year, commencing on the first such date to occur after the date of this Agreement, the Company shall furnish to the Investor a detailed calculation (a “Quarterly ACR Determination”) of the Asset Coverage Ratio as of the immediately preceding March 31, June 30, September 30 and December 31, respectively.
(b)Within thirty (30) days after receipt of any calculation of the Asset Coverage Ratio, the Investor may notify the Company in writing of any objection to such calculation, including any component thereof (the “Disputed Items”), and setting forth in reasonable detail the particulars of such objection (such notice, a “Coverage Dispute Notice”). If the Investor does not timely deliver a Coverage Dispute Notice, the applicable Asset Coverage Ratio calculation will be final at the end of the thirty (30)-day period after the Investor’s receipt of the applicable calculation, or on such earlier date on which the Investor may deliver a notice to the Company of agreement with respect to the applicable Asset Coverage Ratio calculation. If the Investor delivers a Coverage Dispute Notice, the Investor, the Sponsor and the Company will, for a period of thirty (30) days from the date of delivery of such Coverage Dispute Notice, use commercially reasonable efforts to resolve the Disputed Items and redetermine the Asset Coverage Ratio as of the relevant date of calculation, giving effect to such resolution. If the Investor, the Sponsor and the Company are unable to resolve any Disputed Items within such 30-day period, then the Investor, the Sponsor and the Company shall refer the remaining Disputed Items to a mutually agreed independent third party arbitrator and provide such arbitrator with all informational reasonably necessary or requested by such arbitrator for the purpose of resolving such remaining Disputed Items, as well as information describing in reasonable detail their respective positions with respect to such remaining Disputed Items. Any determination by such arbitrator shall be deemed final as to the applicable Asset Coverage Ratio calculation. The costs, fees and expenses of such arbitrator shall be paid by the Investor, on the one hand, and the Company, on the other hand, based on the degree to which the arbitrator’s determination of the remaining Disputed Items accepts the respective positions of such parties with respect thereto.
(c)At any time when the Asset Coverage Ratio is not at least equal to 2.0:1.0 as notified by the Company or after such determination is made in accordance with Section 3.09(b), the Investor may give written notice to the Sponsor requiring the posting of Asset Coverage Collateral. Not later than sixty (60) days after the date of such notice, the Sponsor or its Affiliates shall deposit or post, in accordance with this Section 3.09(c), Asset Coverage Collateral in an amount necessary to cause the Asset Coverage Ratio to be at least equal to 2.0:1.0 (the “Asset Coverage Deficiency Posting”). If the Sponsor elects to post cash or Cash Equivalents as Asset Coverage Collateral, then the Investor, the Sponsor, and the Company shall enter into an escrow agreement (the “Escrow Agreement”) with a mutually acceptable escrow agent pursuant to which the Sponsor or its Affiliates may from time to time deposit cash in U.S. Dollars or Cash Equivalents into

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the escrow account(s) governed thereby (such account(s), collectively, the “Escrow Account”), which cash and Cash Equivalents will constitute the escrowed funds. The Escrow Agreement shall provide that if at any time the Investor and the Sponsor deliver a joint written notice to the escrow agent that the Investor is entitled to withdraw an amount in accordance with Section 9.02 or Section 9.06(a)(i), then the escrow agent will release from the Escrow Account to the Investor such amount as the Investor and the Sponsor shall have included in such notice (such notice being sufficient authority for the escrow agent to release such funds, without further inquiry or investigation). The Investor and the Sponsor shall deliver joint written instructions to the escrow agent within three (3) Business Days after the date on which a release of funds is required from the Escrow Account in order to fund any amount that Investor is entitled to draw in accordance with this Section 3.09. In addition, any letter of credit or other credit support that constitutes Asset Coverage Collateral will provide that the Investor may draw an amount thereon by providing a written notice to the issuing bank or other provider thereof that the Investor is entitled to draw an amount in accordance with Section 9.02 or Section 9.06(a)(i) and shall have no other conditions to draw. At any time, the Company and the Investor may mutually agree to replace the Escrow Agreement and/or Escrow Account and thereafter, any such replacement will be deemed to be the “Escrow Agreement” and “Escrow Account” for all purposes hereof.
(d)After an Asset Coverage Deficiency Posting has been made, no later than ten (10) days after each Quarterly ACR Determination is final after giving effect to Section 3.09(b), if applicable, if the resulting Asset Coverage Ratio is greater than 2.0:1.0 the Sponsor may withdraw from the Escrow Account cash or Cash Equivalents and/or reduce or cancel outstanding letters of credit or other credit support which constitute the Asset Coverage Collateral in an aggregate amount that is less than the amount that would cause the Asset Coverage Ratio to be less than 2.0:1.0 (the “Sponsor Call Option”). The Escrow Agreement shall, and any letters of credit or other credit support may, provide for such Sponsor Call Option, or if not, the Investor will promptly provide to the escrow agent, or applicable letter of credit or credit support provider, instructions to withdraw or reduce/cancel such Asset Coverage Collateral, as applicable.
Article IV
MEMBERS
Section 4.01Members.
(a)The Persons listed on Schedule A are the Members of the Company as of the date of this Agreement. Each such Member shall be admitted to the Company as a Member upon such Person’s execution and delivery to the Company of this Agreement.
(b)A new Member may be admitted from time to time in connection with a Transfer of Units in accordance with this Agreement, subject only to (i) compliance with the provisions of Article IX, and (ii) compliance with the provisions of Section 4.01(c).
(c)In order for any Person not already a Member of the Company to be admitted as a Member, such Person shall have executed and delivered to the Company a joinder agreement in the form attached hereto as Schedule F (the “Joinder Agreement”). Upon the delivery of the Joinder Agreement, subject to compliance with the provisions of Article IX, such Person shall be admitted as a Member and the Board shall update Schedule A to reflect such admittance and the number and type of Units owned by such Member as of the applicable date. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03 or Section 3.04.

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(d)A Transferee of Units who has been admitted as a Member or an acquiror of newly issued Units from the Company in accordance with this Agreement who has been admitted as a Member shall, from and after the date of the relevant Transfer or acquisition, have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Member holding such Units.
(e)Any Member that proposes to Transfer its Units shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 9.02, Section 9.03, Section 9.04, or Section 9.05, reimburse the Company for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company in connection with such proposed Transfer, whether or not consummated.
Section 4.02No Personal Liability. No Member will be obligated personally for any debt, obligation, or liability of the Company, any other Company Entity, or another Member, whether arising in contract, tort, or otherwise, solely by reason of being a Member.
Section 4.03No Withdrawal. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of its Bankruptcy or any other events specified in Section 18-304 of the Delaware Act.
Section 4.04No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.
Section 4.05Certification of Units.
(a)The Board shall, upon request by a Member, issue certificates representing the Units held by such Member.
(b)If the Board issues certificates representing Units in accordance with Section 4.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:
“THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.
THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR

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UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.”
Article V
ALLOCATIONS
Section 5.01Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year (or portion thereof) and to the greatest extent possible, the Capital Account of each Member shall be equal to (a) the respective net amount that would be distributed to such Member pursuant to Section 12.03(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited, with respect to each nonrecourse liability, to the Book Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 12.03(c)(iii) to the Members immediately after making such allocation minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
Section 5.02Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:
(a)If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)Nonrecourse Deductions shall be allocated to the Members in accordance with their Percentage Interests.
(d)In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such

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Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(e)The allocations set forth in paragraphs (a), (b), (c), and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.
Section 5.03Tax Allocations.
(a)Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.
(b)Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) by using the remedial method pursuant to Treasury Regulations Section 1.704-3(d), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.
(c)If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).
(d)Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their Percentage Interests in such items as determined by the Board, taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii); provided, for the avoidance of doubt, all references to “tax credit” in this provision shall include, without limitation, 45Q Carbon Capture Tax Credits.
(e)Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

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Section 5.04Allocations in Respect of Transferred Units. In the event of a Transfer of a Unit during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Unit for such Fiscal Year shall be determined using the interim closing of the books method.
Article VI
DISTRIBUTIONS
Section 6.01General.
(a)Subject to Section 6.02 and Section 9.06, each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article VI as follows:
(i)first, pro rata to the Members in accordance with their respective Percentage Interests until such time that the Investor has received aggregate distributions in respect of each Class B Unit held by the Investor sufficient to achieve the greater of (x) a [***]% IRR and (y) a [***]x MOIC (the amount required to be distributed to the Investor to satisfy such condition, the “Return Hurdle”);
(ii)second, [***]% to the Sponsor and [***]% to the Investor until such time that the Investor has received aggregate distributions in respect of each Class B Unit held by the Investor sufficient to achieve the greater of (x) a [***]% IRR and (y) a [***]x MOIC; and
(iii)thereafter, [***]% to the Sponsor and [***]% to the Investor;
provided, however, that if the Investor or the Sponsor has (x) an unpaid Capital Contribution that is overdue and/or (y) an outstanding Default Loan, any amount that otherwise would be distributed to the Investor or the Sponsor, respectively, pursuant to this Section 6.01, Section 9.06 or Article XII (up to the amount of such unpaid Capital Contribution and outstanding Default Loan, together with interest accrued thereon) shall not be paid to the Investor or Sponsor, respectively, but shall be deemed distributed to the Investor or the Sponsor respectively and, in the case of Default Loan, applied on behalf of it pursuant to Section 3.02(f).
(b)Unless otherwise agreed by the Board with Supermajority Approval, the Company shall be required to determine Available Cash and shall make mandatory distributions of Available Cash in accordance with Section 6.01(a) to the Members on each April 30, July 31, October 31 and January 31 of each year following the second anniversary of the date hereof.
(c)Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by any Company Entity’s then-applicable debt financing agreements.
Section 6.02Tax Distribution. Notwithstanding anything to the contrary in this Agreement except for what is set forth in this Section 6.02, as soon as reasonably practicable

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before the due date for each quarterly “estimated tax” payment for U.S. federal income tax purposes (which as of the Initial Closing are due as of each December 15, April 15, June 15 and September 15), the Company shall distribute an amount (a “Tax Distribution”) to each Member equal to the aggregate amount by which (a) the product of (i) the Applicable Tax Rate and (ii) the estimated cumulative net taxable income of the Company allocated to such Member in respect of its equity interest in the Company (including any estimated net taxable income arising in connection with any final tax audit or examination for any taxable period (or portion thereof) beginning on or after the Initial Closing) from the Initial Closing through the end of such calendar quarter (specifically excluding any income allocated to such Member under Section 704(c) and amounts treated as guaranteed payments for services by such Member), exceeds (b) all amounts previously distributed (or deemed distributed) to such Member pursuant to this Article VI for the Fiscal Year to which such Tax Distribution relates (including, for the avoidance of doubt, amounts distributed pursuant to this Section 6.02). Each Tax Distribution shall only be made if and to the extent (i) permitted by applicable law, (ii) such Tax Distribution is not prohibited by the terms of any applicable debt financing documents of the Company or any of its Subsidiaries and would not otherwise result in a default under such debt financing documents, and (iii) of Available Cash. If the amount of Available Cash of the Company is not sufficient to pay the entire amount of the Tax Distributions for a calendar quarter, any such Available Cash shall be distributed among the Members in proportion to the amount of the tax liability attributable to each Member in accordance with this Section 6.02, and the Company shall promptly pay such shortfall to each Member when there is sufficient Available Cash. Notwithstanding any provision of this Agreement to the contrary, (i) any Tax Distribution paid to a Member under this Section 6.02 shall be treated as an advance of future distributions and shall be offset against and reduce future amounts distributable to such Member pursuant to Section 6.01 and Section 9.06, and (ii) the actual date of payment of the Tax Distribution to each Member shall be utilized when making all IRR and MOIC calculations required pursuant to this Agreement.
Section 6.03Tax Withholding; Withholding Advances.
(a)Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist the Company in determining the extent of, and in fulfilling, any withholding obligations it may have.
(b)The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member; provided that, in each case excluding any withholding that may be required under Code Section 1446 or resulting from any Member’s failure to provide a current and properly completed IRS Form W-8 or W-9 to the Company, prior to withholding or paying any such amounts the Company shall notify such Member and reasonably cooperate with such Member (at such Member’s sole expense) to reduce, eliminate or contest the applicability of such payment or withholding. The Company agrees to use commercially reasonable efforts to assist such Member in recovering any taxes so withheld and to ensure that a Member shall not incur, or otherwise bear economically, any withholding tax properly attributable to another Member. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

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(c)Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum:
(i)be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or
(ii)with the consent of the Board (not including, for purposes of such vote any Managers designated by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).
(iii)Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.
(d)Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member; provided that the Company shall not be entitled to any indemnification for penalties and interest attributable to the Company’s failure to withhold due to the Company’s gross negligence, willful malfeasance or fraud. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.03, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.
(e)Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an excess withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.
(f)The provisions of this Section 6.03 and the obligations of a Member pursuant to Section 6.03 shall survive the termination, dissolution, liquidation, and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units.
Section 6.04Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as provided in Section 12.03(d), non-cash distributions are not permitted without the unanimous consent of the Members.

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Article VII
MANAGEMENT
Section 7.01Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each, a “Manager”) who shall be designated in accordance with the provisions of Section 7.02. Subject to the consent rights expressly set forth in Section 7.05(e) and the other matters set forth in this Agreement that expressly require either Supermajority Approval or any other action, approval, consent or vote of any of the Members or any group of Members, and to Section 7.06, the business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete, and exclusive power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. No Manager, acting in such Manager’s capacity as such, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board by the affirmative vote required with respect to such matter pursuant to this Agreement. Except as expressly provided herein or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company.
Section 7.02Board Composition.
(a)The Company and the Members shall take such actions as may be required to ensure that (x) the number of Managers constituting the Board is at all times five (5) and (y) the Board is comprised as follows:
(i)three (3) individuals designated by the Sponsor (each, a “Sponsor Manager”); and
(ii)two (2) individuals designated by the Investor (each, a “Investor Manager”).
(b)At all times, the composition of any board of directors, board of managers, or similar governing body of any Subsidiary of the Company shall be the same as that of the Board. Unless otherwise determined by the unanimous consent of the Members, the quorum, removal rights, meeting procedures, and voting requirements set forth in this Article VII with respect to the Board shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers, or similar governing bodies of such Subsidiaries.
(c)In addition to any rights to designate Managers pursuant to Section 7.02(a), so long as the Investor or any of its Permitted Transferees continues to hold any Units, the Investor, at its sole expense and discretion, may appoint one representative to attend and participate in all meetings of the Board in a non-voting observer capacity (the “Observer”). The Observer shall be entitled to receive copies of all formal notices, minutes, written consents and other materials that are provided to the Board members at the same time such notices, minutes, written consents and other materials are provided to the Board members. The Observer shall agree to comply with the confidentiality obligations set forth in Section 10.01. The Company shall have the right to exclude the Observer from access to any materials or meetings of the Board or portion thereof if the Board reasonably believes, after consulting with outside legal counsel, that such access or exclusion is reasonably necessary to preserve legally privileged communications or to the

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extent the Observer is affiliated with a Competitor, to avoid competitive harm to the Company.
Section 7.03Removal; Resignation; Vacancies.
(a)Each Member may remove any Manager designated by it pursuant to Section 7.02(a)(i) or (ii), as applicable, at any time with or without cause, effective upon written notice to the Company and the Chairperson. No Manager may be removed except in accordance with this Section 7.03(a).
(b)A Manager may resign at any time from the Board by delivering such Manager’s written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.
(c)Any vacancy on the Board resulting from the resignation, removal, death, or disability of a Manager shall be filled by the same Member that designated such Manager pursuant to Section 7.02(a), with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Member and the Chairperson.
(d)The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the designation, removal, or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.
(e)Each party hereto shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the Board and the governing body of any Subsidiary of the Company consists of the Managers that are duly designated in accordance with such sections.
Section 7.04Meetings.
(a)Regular meetings of the Board shall be held at least monthly at such times and places as shall be fixed from time to time by resolution adopted by the Board and communicated to all Managers. Additional meetings shall be held when and as determined by the Board at such dates and times as the Board may designate. Special meetings of the Board may be called at any time by the Chairperson and shall be called by the Chairperson at the written request of any Manager who makes such request in good faith. Meetings of the Board may be held either in person at the executive office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.
(b)Written notice of a meeting of the Board stating the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Manager by telephone, electronic mail, or facsimile no less than fifteen (15) days before the date of the meeting; provided that, in the case of a special meeting, the Chairperson or the Manager requesting the meeting may reduce the advance notice period to not less than three (3) Business Days if the Chairperson or such Manager determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than fifteen (15) days. Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under this Section 7.04(b), except

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when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.
(c)The Secretary of the Company (or the Chairperson, if there is no Secretary) shall circulate to each Manager an agenda for each regular meeting not less than three (3) Business Days in advance of such meeting. In the case of a regular meeting, such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01 and any other matters that a Manager may reasonably request to be included on such agenda. In the case of a special meeting, the agenda for such meeting shall be established by the Chairperson and shall, if applicable, include any matters specified by the Manager requesting such meeting, and shall be provided to each Manager at the time such special meeting is called.
(d)The decisions and resolutions of the Board shall be recorded in minutes, which shall state the date, time, and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent), and the results of such voting or written consent. The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes of each Board meeting shall be provided to each Manager and Member.
Section 7.05Quorum; Manner of Acting; Supermajority Approval.
(a)The presence in person or by proxy of a majority of the total number of Managers shall constitute a quorum for the conduct of business at any meeting of the Board; provided that, in order to constitute a quorum (i) at least one Sponsor Manager must be present in person or proxy and (ii) at least one Investor Manager must be present in person or by proxy. If such quorum shall not be present at any meeting of the Board (a “Suspended Meeting”), the Managers present shall adjourn the meeting and promptly give notice to the Managers of when such Suspended Meeting shall be reconvened (a “Reconvened Meeting”), which notice shall include a copy of the notice and agenda originally given with respect to such Suspended Meeting and, if applicable, specify in writing that the Board has invoked the procedures with respect to such Reconvened Meeting set forth in the following sentence. If such notice is given and the Reconvened Meeting is held at least forty-eight (48) hours after the Suspended Meeting at which a quorum was not present, then, at such Reconvened Meeting, the presence in person or by proxy of at least at least one Sponsor Manager and at least one Investor Manager shall not be required in order for a quorum to be present; provided, however, that (x) the only business that may be conducted at such Reconvened Meeting is the business specifically set forth in the original agenda for the Suspended Meeting and (y) no action that requires Supermajority Approval under Section 7.05(e) or any other provision in this Agreement may be taken at such Reconvened Meeting unless at least one Investor Manager is present and such action is approved in accordance with Section 7.05(e).
(b)Any Manager may participate in a meeting of the Board by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.05(d).
(c)Each Manager shall have one vote on all matters submitted to the Board. Except as otherwise set forth in this Agreement (including Section 7.05(e)), the affirmative vote of a majority of the Managers in attendance at any meeting of the Board

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at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.
(d)Each Manager may authorize another individual (who may or may not be a Manager, but who shall be an officer or employee of the Member that designated such Manager or an Affiliate of such Member) to act for such Manager by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by Electronic Transmission, or as otherwise permitted by Applicable Law.
(e)The Company shall not take, or permit to be taken, any of the following actions with respect to the Company or any other Company Entity without the affirmative vote or approval of (i) the Board, including the affirmative vote of at least one Investor Manager and (ii) the Investor, acting in its sole discretion and in its capacity as a Member (clauses (i) and (ii) collectively, the “Supermajority Approval”):
(i)amend, modify, or waive the Certificate of Formation or this Agreement or the equivalent constitutive documents of any Subsidiary of the Company, in each case, in any manner that adversely affects the Investor or the Class B Units in any respect, except as provided in the second sentence of Section 13.09;
(ii)form any direct or indirect Subsidiary of the Company that is not a direct or indirect wholly-owned Subsidiary of the Company, acquire any equity interest in any Person, or enter into any partnership or joint venture;
(iii)wind-up, dissolve, liquidate, effect any Deemed Liquidation Event, or file for Bankruptcy, or file or authorize the filing of any petition seeking to reorganize, or to obtain relief under, any federal or state bankruptcy or insolvency law, or to agree to do any of the foregoing, or to agree to an out-of-court restructuring or reorganization, except as provided in Section 12.01;
(iv)enter into, amend, modify, waive any right or obligation under, settle any dispute or pay any amounts in respect of any dispute, or terminate any Related Party Transaction, except for any such transaction already incorporated in a then-approved Budget that received Supermajority Approval;
(v)conduct or engage in any business other than the Business, approve any material change to the nature of the business conducted by the Company Entities taken as a whole or enter into a new line of business;
(vi)change classification for tax purposes or make any material tax decision for any Company Entity or change the internal accounting and tax policies of any Company Entity;
(vii)declare or pay any distribution to Members;
(viii)issue, sell, repurchase, or redeem any equity securities (including any option, right, warrant or appreciation right) of the Company or any other Company Entity;
(ix)approve, enter into or consummate any Liquidation Event, any merger, consolidation, share exchange, combination, division, reclassification, recapitalization, acquisition or other business combination involving a Company

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Entity, or any initial public offering, de-SPAC transaction or direct listing of any Company Entity; provided that the exercise or expiration of any right under this Agreement shall not be deemed to be reclassification or recapitalization of any of the Units as those terms are used hereunder;
(x)except as previously approved in the then-current Budget, incur any Indebtedness or assume the Indebtedness of any Person, other than Indebtedness in an amount less than $50,000 or Permitted Indebtedness;
(xi)except as previously approved in the then-current Budget, acquire assets (including equity securities), invest (or commit to invest) in any Person or sell or otherwise dispose of any assets, in each case, for consideration in excess of $1,000,000, other than ordinary investments using excess cash in FDIC insured bank accounts or Treasury bills;
(xii)except as previously approved in the then-current Budget, enter into, renew, terminate, or amend any contract, or provide waiver or consent under such contract, that results in expected liabilities or obligations to the Company or another Company Entity, in excess of, $2,000,000, or expected revenues or other value, to the Company or another Company Entity, in excess of, $2,000,000;
(xiii)approve or amend a Budget or deviations from a Budget for any Fiscal Year, except as provided in Section 7.14;
(xiv)approve any FID with respect to any Contributed Project;
(xv)adopt or amend any risk management plan or any material changes to insurance programs;
(xvi)settle or pursue litigation, arbitration, or governmental investigations, with an amount in controversy or settlement cost in excess of $500,000;
(xvii)make changes to senior management (including hiring, firing, compensation levels or entry into or material amendments to employment agreements thereof) or adopt or materially amend equity incentive plans, provided that approval of such actions shall not be unreasonably withheld;
(xviii)engage or change outside auditors or accountants, provided that approval of such actions shall not be unreasonably withheld;
(xix)monetize or make any election that relates to the treatment of 45Q Carbon Capture Tax Credits earned by any Company Entity or any Project or any other available tax credit; for the avoidance of doubt, any monetization of Environmental Attributes shall be subject to Section 7.16(b);
(xx)take any action that would cause any Contributed Project to be ineligible for, or eligible for a reduced amount of, 45Q Carbon Capture Tax Credits, provided that the original agreement is that the Company is eligible for 45Q Carbon Capture Tax Credits; or
(xxi)cancel or modify terms of the Company’s D&O Insurance;

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(f)provided that the Investor’s Supermajority Approval rights set forth in this Section 7.05(e), other than those set forth in clauses (i), (iii), (vi), and (ix), shall terminate for as long as the Investor is a Defaulting Member who has an overdue and unpaid Capital Contribution (x) in an amount in excess of $2,500,000 and (y) that has not been funded within ninety (90) days from the date the relevant Investor Capital Call is issued in accordance with Section 3.01(b).
Section 7.06Certain Sponsor Related Party Transaction Activities. The Company shall (a) exercise all rights with respect to all Related Party Transactions in the ordinary course of business and on an arm’s-length basis as a fiduciary of the Company and (b) not take any action in respect of a Related Party Transaction that requires Supermajority Approval under Section 7.04 without Supermajority Approval. If the Investor determines that the Company has not complied with the obligations in the immediately preceding sentence, that there is an uncured breach of any agreement relating to any Related Party Transaction, or if the Investor desires for the Company to exercise any termination right that is at any time available in respect of any agreement relating to any Related Party Transaction, then, in either case, Investor shall provide written notice to the Company and the Sponsor (the “Related Party Transaction Notice”) describing in reasonable detail the actions the Investor desires for the Company to take in respect of such Related Party Transaction. If the Company does not take the actions or exercise the rights requested in the Related Party Transaction Notice within fifteen (15) days of the receipt of such Related Party Transaction Notice, the Investor shall have the sole and exclusive right to (x) cause the Company, or any other applicable Company Entity, to (i) exercise any audit, inspection, information, termination or similar rights under or in respect of any related Related Party Transaction, or (ii) exercise any rights and enforce any obligations benefiting the Company, or any other Company Entity, under or in respect of any related Related Party Transaction, including seeking to enforce any rights and commencing, prosecuting and settling any litigation or dispute, controlling and direct the making of all decisions with respect to the matters described in the foregoing clauses (i) and (ii), or (iii) replace the service provider following the termination of any Services Agreement, and (y) cause the Company, or any other applicable Company Entity, to participate in negotiations regarding any related Related Party Transactions led by representatives appointed by the Investor and to take such actions as are directed by the Investor in connection therewith. For the avoidance of doubt, as of the date of this Agreement, the agreements set forth on Schedule 7.06 are agreed to constitute Related Party Transactions for purposes of this Section 7.06.
Section 7.07Action By Written Consent. Any action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.
Section 7.08Compensation; No Employment.
(a)Each Manager shall serve without compensation in their capacity as such. Each Member (and not the Company) will be solely responsible for payment of the compensation, if any, and reimbursement of any expenses of any Manager it designates.
(b)This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company or any other Company Entity, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.

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Section 7.09Chairperson of the Board. The Board may appoint any one of the Sponsor Managers to act as Chairperson of the Board (“Chairperson”) and preside at all meetings of the Board at which such Chairperson is present, subject to the ultimate authority of the Board to appoint an alternate presiding chairperson at any meeting. For the avoidance of doubt, a Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by the Board or as expressly set forth in this Agreement.
Section 7.10Committees. The Board may create one or more committees of Managers. Each committee shall be comprised of at least three (3) Managers designated by the Board, including at least one Sponsor Manager and one Investor Manager, and shall have the power and authority granted in writing by the Board to such committee. Initially the following committees shall be established: (a) Development and Procurement; (b) Compensation and Renumeration; and (c) Engineering and Construction.
Section 7.11Services Agreements. Subject to the receipt of Supermajority Approval, the Company may enter into one or more management services agreements and other related agreements as are reasonably necessary for the operation of the Company (collectively, the “Services Agreements”), including that certain Master Services Agreement between the Company and BKV Corp entered into as of the date hereof. Under such Services Agreements, the Sponsor or its Affiliates may provide the necessary core functions of the Company, subject to the terms and conditions thereunder and the terms and conditions of the governing documents of the Company Entities, and subject to oversight of the Company’s Officers and to Section 7.06.
Section 7.12Officers & Investor-Required Management Changes.
(a)The Board shall appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until such Officer’s successor is appointed by the Board or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.
(b)Notwithstanding anything to the contrary in this Agreement, the Investor shall have the right, upon request to the Board, to require the Board to take, and to cause the Company to take, all actions necessary to remove and replace (with a Person reasonably acceptable to the Investor) any Officer or other senior employee of the Company or any individual service provider who is materially involved in the provision of services to the Company or any other Company Entity under any Services Agreement, if the service provider is (a) in material violation of a written agreement with the Company’s or any other Company Entity, Sponsor or any of their Affiliates, or any such entity’s respective written policies or (b) negligent or engaged in malfeasance.
Section 7.13No Personal Liability. Except as otherwise provided in the Delaware Act or by Applicable Law, no Manager or Officer will be obligated personally for any debt, obligation, or liability of the Company or any other Company Entity, whether arising in contract, tort, or otherwise, solely by reason of being a Manager or Officer.
Section 7.14Budget.

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(a)The Company shall cause to be prepared and delivered to the Board for its review and Supermajority Approval a full Fiscal Year budget:
(i)to operate each Contributed Project; and
(ii)to acquire, develop, and build each Contributed Project.
(b)In connection with the Initial Closing, the Initial Members have approved and authorized an initial budget for the Company’s expenditures from the Initial Closing through the Fiscal Year ending December 31, 2025, which budget includes the applicable project development and capital expenditure plans for any Project for which the Company expects to use Capital Contributions during such period in form and substance attached hereto as Schedule D (the “Initial Budget”). The Board shall operate or cause to be operated the Company Entities in accordance with the Initial Budget, as it may thereafter be amended, modified, or replaced in accordance with Section 7.14(c) or Section 7.14(d) (as so amended, modified, or replaced and in effect from time to time, the “Budget”).
(c)At least thirty (30) days before the beginning of each Fiscal Year (commencing with the Fiscal Year beginning January 1, 2026), the Company shall submit to the Board for its review drafts of a Budget. The Sponsor Managers and the Investor Managers shall work diligently and in good faith with the Company during such thirty (30)-day period to develop and approve versions of the Budget at the Board with Supermajority Approval. If the Board, with Supermajority Approval, has not approved a Budget by the end of such thirty (30)-day period, then, until such time as a Budget receives a Supermajority Approval, the Company shall operate on a Budget in the following amounts: (i) 110% of the prior twelve (12) months’ G&A budget, including costs payable under all Services Agreements then in effect, (ii) expenditures that are reasonably required with respect to Contributed Projects that have achieved FID, as set forth in the applicable Budget established at FID with respect to the applicable Project, and (iii) expenditures required in order to comply with then-existing contractual obligations with respect to any Contributed Projects that have not yet achieved FID (the “Deadlock Budget”). The Managers shall cooperate in good faith to seek for the Board, with Supermajority Approval, to approve a mutually agreeable Budget to replace the Deadlock Budget within ninety (90) days after the commencement of the new Fiscal Year.
(d)Notwithstanding anything herein to the contrary, in the event that a new Contributed Project is approved by the Investor pursuant to Section 3.02(a) following the approval of the next Fiscal Year’s Budget, such then-approved Budget shall be increased by any expenditures required for such new Contributed Project that are expressly presented to the Investor pursuant to Section 3.02(a) as part of the Investor’s decision to approve the contribution of such Contributed Project, during the first twelve (12)-month period without any further action or approval required by any party and the then-approved Budget shall be deemed to have been amended to include such amounts.
Section 7.15Exclusive Entity for Project Development. The Sponsor shall present all Projects to the Investor in accordance with Section 3.02(a). Other than the Excluded Projects, the Sponsor, BKV Corp and their respective Affiliates shall develop and own all Projects and pursue, develop and conduct all businesses arising out of or relating to Projects exclusively through the Company, which obligation shall expire upon the earlier of (a) the end of the Term, and (b) the date on which the Investor has declined to approve the contribution to the Company as Contributed Projects of at least 40% of the Qualified Projects presented to the Investor pursuant to Section 3.02(a) during any sequential (not rolling) fifteen (15)-month period, with

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such initial fifteen (15)-month period beginning on the date of this Agreement (it being understood that the Initial Qualified Projects shall be deemed to have been approved as Contributed Projects on the date of this Agreement). The Investor shall not have the right to participate in any Excluded Project other than as a result of exercising the Equity Swap Option pursuant to Section 9.03, and the Sponsor, BKV Corp and their respective Affiliates shall be permitted to separately engage in, pursue, develop and conduct any such Excluded Project in its or their sole discretion, in each case solely through the Sponsor (but not directly at BKV Corp or through any of its designated Subsidiaries or Affiliates other than the Sponsor), beginning forty-five (45) days following the date the Investor declines to designate the applicable Excluded Project as a Contributed Project under Section 3.02(a). Consistent with the above obligation, BKV Corp shall cause all employees whose primary job functions relate to the Business to be employed by the Sponsor or the Company or its wholly-owned Subsidiaries.
Section 7.16Environmental Attributes and 45Q Carbon Capture Tax Credits.
(a)Except as otherwise set forth in this Section 7.16, all Environmental Attributes and 45Q Carbon Capture Tax Credits of each Contributed Project shall be one hundred percent (100%) retained by the Company or, if required under applicable laws, allocated to the Members in accordance with Applicable Laws. Except as otherwise agreed to by the parties in writing, all Environmental Attributes and 45Q Carbon Capture Tax Credits earned by the Sponsor prior to, but certified after, the formation of the Company shall be one hundred percent (100%) retained by the Sponsor.
(b)The Company shall, as soon as reasonably practicable, take all actions necessary to arrange for the monetization of all Environmental Attributes (including all actions for the generation, verification, certification, registration, validation and issuance of such Environmental Attributes, which monetized amounts shall be distributed in accordance with this Agreement), including but not limited to the first right for BKV Corp or its Affiliates to purchase such Environmental Attributes at Fair Market Value.
(c)The Members acknowledge that it is intended that the Company shall comply with all requirements to qualify for an increased credit amount under Section 45Q(h) of the Code, including any prevailing wage requirements under Section 45Q(h)(3) of the Code and apprenticeship requirements under Section 45Q(h)(4) of the Code. Unless otherwise approved with Supermajority Approval, the Company shall either (A) monetize its 45Q Carbon Capture Tax Credits using the direct-pay election in accordance with Section 6417 of the Code (“Direct Pay”) for so long as Direct Pay is available to the Company with respect to such 45Q Carbon Capture Tax Credits related to each Project or (B) sell such 45Q Carbon Capture Tax Credits to one or more third parties. BKV Corp shall have a right of first negotiation to purchase any 45Q Carbon Capture Tax Credits the Company monetizes pursuant to this Section 7.16(c) for Fair Market Value.
Section 7.17EHS Program. The Company shall develop and maintain an EHS Program and the Company shall (i) own and operate all Projects in compliance with Environmental Laws and Health and Safety Laws, (ii) monitor on a regular basis its EHS performance and record performance data that conforms with or is more stringent than Environmental Laws or Health and Safety Laws, (iii) conduct an annual review of its EHS Program and (iv) notify the Investor as soon as reasonably practicable upon becoming aware of any EHS incident or condition that could reasonably be expected to present a material financial risk under Environmental Laws or Health and Safety Laws to the Investor, the Company or any Project, which such notice shall include copies of any written notices received from any Governmental Authority or any other material documents, reports in the Company’s possession with respect to such incident or condition, and a summary of the steps to be taken by the Company to address such incident or condition.

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Section 7.18Indebtedness Raises. The Sponsor and the Investor agree that they intend for the Company to seek to put in place a capital structure including commercially reasonable project indebtedness with respect to the Contributed Projects and “holdco” indebtedness at the level of the Company holding company set up as a Subsidiary for purposes of such financings and the Sponsor agrees to prioritize such capital structure and project indebtedness over other such financing options available to the Sponsor, including “back leverage” of the Sponsor’s investment in the Company.
Article VIII
EXCULPATION & INDEMNIFICATION
Section 8.01Duties of Members and Managers; Limitation of Member and Manager Liability; Indemnification.
(a)No Member, in its capacity as a Member, shall have any fiduciary or other duty to the Company, any other Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement other than, to the extent required by Applicable Law, the implied contractual covenant of good faith and fair dealing.
(b)To the maximum extent permitted by Applicable Law and notwithstanding anything to the contrary in this Agreement or any Service Agreements, whenever a Member (including any Institutional Investor), in its capacity as a Member, or a Manager, in his or her capacity as a Manager, is permitted or required to make, grant or take a determination, decision, consent, vote, judgment or action or omit to take or make any of the foregoing, in each case, under this Agreement (whether or not such determination, decision, consent, vote, judgment or action is stated to be at such Member’s or Manager’s “discretion,” “sole discretion” or under a grant of similar authority or latitude), including any decision or determination to approve a proposed Capital Call, such Member or Manager shall be entitled to consider only such interests and factors, including its, his or her own, as he, she or it desires, and shall have no duty or obligation to give any consideration to any other interests or factors whatsoever.
(c)No Manager, in his or her capacity as a Manager, shall have any fiduciary or other duty to the Company, any Member, any other Manager or any other Person that is a party to or is otherwise bound by this Agreement, other than, to the extent required by Applicable Law, the implied contractual covenant of good faith and fair dealing.
(d)Subject to Section 8.06(e), to the maximum extent permitted by Applicable Law, no M&D Covered Person shall, in the capacity as an M&D Covered Person, be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties, including fiduciary duties), including any decision or determination to approve a proposed Capital Call, taken or omitted by such M&D Covered Person, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, (i) such M&D Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) such act or omission constituted, fraud, gross negligence, bad faith, willful or intentional misconduct, criminal wrongdoing by such M&D Covered Person or a breach by such M&D Covered Person of any of such M&D Covered Person’s or such M&D Covered Person’s Affiliates’ agreements contained herein or in any other contracts with any Company Entity; provided, however, that the foregoing shall not limit or otherwise affect a M&D Covered Person’s liability with respect to a breach of the express

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terms of this Agreement or any other contract with any Company Entity applicable to such M&D Covered Person.
(e)Subject to Section 8.06(e), to the maximum extent permitted by Applicable Law, the Company shall indemnify and hold harmless each M&D Covered Person, in the capacity as an M&D Covered Person (but only to the extent of the Company’s assets), from and against any and all loss, liability and expense (including taxes, penalties, judgments, fines, amounts paid or to be paid in settlement, reasonable costs of investigation and preparations, and reasonable fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager, Officer or Member) incurred or suffered by any such M&D Covered Person in connection with the activities of the Company (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company); provided that any such M&D Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction (or arbitral tribunal) determining that, in respect of the matter for which such M&D Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, (i) such M&D Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) such M&D Covered Person’s conduct constituted, fraud, gross negligence, bad faith, willful or intentional misconduct, criminal wrongdoing by such M&D Covered Person or a breach by such M&D Covered Person of any of such M&D Covered Person’s or such M&D Covered Person’s Affiliates’ agreements contained herein or in any other contracts with any Company Entity. An M&D Covered Person shall not be denied indemnification in whole or in part under this Section 8.01(e) because such M&D Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(f)Each M&D Covered Person, in the capacity as an M&D Covered Person, may rely, and shall incur no liability to the Company, any Member or any other Person in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by such M&D Covered Person to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction (or arbitral tribunal) determining that, in respect of such reliance, action or inaction, (i) such M&D Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) such M&D Covered Person’s conduct constituted, fraud, gross negligence, bad faith, willful or intentional misconduct, criminal wrongdoing by such M&D Covered Person or a breach by such M&D Covered Person of any of such M&D Covered Person’s or such M&D Covered Person’s Affiliates’ agreements contained herein or in any other contracts with any Company Entity.
(g)To the fullest extent permitted by Applicable Law, each M&D Covered Person, in the capacity as such, may consult with legal advisors, accountants, bankers and other consultants and advisors selected by it that have expertise on the issue as to which consultation is sought, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such M&D Covered Person, the capacity as such, reasonably believes to be within such Persons’ professional or expert competence shall be presumed to have been done or not done in good faith, and not to constitute willful misconduct.

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(h)The Company and each of the Members acknowledge that certain of the M&D Covered Persons (“Institutional Investor Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by the Institutional Investors or certain of their respective Affiliates (collectively, the “Institutional Investor Indemnitors” and with the Institutional Investor Indemnitees, the “Institutional Investors”). The Company agrees, and the Members acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Formation (or by the terms of any other agreement between the Company and an Institutional Investor Indemnitee), (A) the Company is the indemnitor of first resort (i.e., its obligations to each Institutional Investor Indemnitee are primary and any obligation of the Institutional Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Institutional Investor Indemnitee are secondary) and (B) the Company shall be required to advance the full amount of expenses incurred by an Institutional Investor Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that an Institutional Investor Indemnitee may have against the Institutional Investor Indemnitors; and (ii) the Company irrevocably waives, relinquishes and releases the Institutional Investor Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Institutional Investor Indemnitee has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Institutional Investor Indemnitors on behalf of any Institutional Investor Indemnitee with respect to any claim for which an Institutional Investor Indemnitee has sought indemnification from the Company shall affect the foregoing and that the Institutional Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Institutional Investor Indemnitee against the Company. The Company and each Member agree that the Institutional Investor Indemnitors are express third party beneficiaries of the terms of this Section 8.01(h).
Section 8.02Fiduciary Duties of Officers; Limitation of Officer Liability; Indemnification.
(a)Each Officer (in such Person’s capacity as an Officer) shall have the same fiduciary duties that an officer or a director of the Company would have if the Company were a corporation organized under the Laws of the State of Delaware, and the Company and its Members shall have the same rights and remedies in respect of such duties as if the Company were a corporation organized under the Laws of the State of Delaware and the Members were its stockholders.
(b)Subject to Section 8.06(e), to the maximum extent permitted by Applicable Law, each Officer Covered Person, in the capacity as an Officer Covered Person, shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), as if the Company were a corporation organized under the Laws of the State of Delaware and to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on the date hereof (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement), from and against any and all loss, liability and expense (including: taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; reasonable costs of investigation and preparations suffered by any such Officer Covered Person; and reasonable fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager, Officer or Member) incurred or suffered by any such Officer Covered Person in connection with the activities of the Company. An Officer Covered Person shall not be denied indemnification in whole or in

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part under this Section 8.02 because such Officer Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(c)Each Officer Covered Person, in the capacity as an Officer Covered Person, may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction (or arbitral tribunal) determining that, in respect of such reliance, action or inaction, such Officer Covered Person acted in bad faith, engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such Officer Covered Person’s conduct was unlawful.
(d)To the fullest extent permitted by Applicable Law, each Officer Covered Person, in the capacity as such, may consult with legal advisors, accountants, bankers and other consultants and advisors selected by it that have expertise on the issue as to which consultation is sought, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such Officer Covered Person, the capacity as such, reasonably believes to be within such Persons’ professional or expert competence shall be presumed to have been done or not done in good faith, and not to constitute willful misconduct.
Section 8.03Advancement of Expenses. Subject to Section 8.06(e), reasonable, documented expenses incurred by a Covered Person for which such Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person of its good faith belief that it is entitled to indemnification hereunder and its agreement to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.
Section 8.04Multiple Rights to Indemnification. If any Person is entitled to indemnification or advancement of expenses as both an M&D Covered Person and an Officer Covered Person with respect to any particular loss, liability or expense (including: taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; reasonable costs of investigation and preparations suffered by any such Person; and reasonable fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member), such Person shall be entitled to be indemnified for such loss, liability or expense to the greatest extent that either an M&D Covered Person or an Officer Covered Person is entitled to indemnification for such matters under this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, any Officer Covered Person who is also an M&D Covered Person as a result of his or her status as a Member, Manager or member of another class of Persons who are M&D Covered Persons, shall not be entitled to be indemnified or released from liability as an M&D Covered Person under Section 8.02 for any action taken or omitted to be taken in such Person’s capacity as an Officer Covered Person or for any other matter relating to such Person’s status as an Officer Covered Person.
Section 8.05Procedure for Indemnification. Any indemnification or advance of expenses under this Article VIII shall be made only against a written request therefor submitted by or on behalf of the Person seeking indemnification or advance. All expenses (including

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reasonable attorneys’ fees) incurred by such Person in connection with successfully establishing such Person’s right to indemnification or advance of expenses under this Article VIII, in whole or in part, shall also be indemnified by the Company.
Section 8.06Company Obligations; Indemnification Rights.
(a)The obligations of the Company to the Covered Persons provided in this Agreement or the Certificate of Formation, or arising under Applicable Law, are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Covered Person, including any Member, for such obligations, to the fullest extent permitted by Applicable Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by Applicable Law, as a condition of, and as part of the consideration for, the execution of this Agreement, the Services Agreements and any related agreement, and the incurring by the Company of the obligations provided in such agreements.
(b)The rights to indemnification and advancement of expenses provided by this Article VIII shall be deemed to be separate contract rights between the Company and each Covered Person who serves in any such capacity at any time while these provisions are in effect, and no repeal or modification of any of these provisions shall adversely affect any right or obligation of such Covered Person existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts.
(c)The rights to indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other indemnification or advancement of expenses to which a Covered Person seeking indemnification or advancement of expenses may be entitled.
(d)The rights to indemnification and advancement of expenses provided by this Article VIII to any Covered Person shall inure to the benefit of the heirs, executors and administrators of such Covered Person.
(e)Notwithstanding anything in this Agreement to the contrary:
(i)nothing in this Article VIII shall (A) limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, any Member or any other person may have against the any Member, Manager, Officer or other Covered Person for a breach of contract claim relating to any binding agreement to which such Covered Person is a party (including, where applicable, this Agreement) or (B) entitle any such Covered Person to be indemnified or advanced expenses with respect to such a breach; and
(ii)nothing in this Article VIII shall entitle any Officer Covered Person to indemnification or advancement of expenses under this Agreement with respect to any dispute or proceeding initiated by such Officer Covered Person (other than a dispute or proceeding by such Officer Covered Person (A) to enforce such Officer Covered Person’s rights under this Agreement or (B) to enforce any other rights of such Officer Covered Person to indemnification or advancement of expenses from the Company under any other agreement or Applicable Law),

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including any counterclaims defended by such Officer Covered Person in connection with any such dispute or proceeding, unless the initiation of such dispute or proceeding, or making of such claim, shall have been approved by the Board.
Section 8.07Insurance. The Board may maintain insurance to protect Covered Persons against any expense, liability or loss, whether or not the Company would have the power to indemnify any person against such expense, liability or loss under the Delaware Act or any other Applicable Law.
Article IX
TRANSFER
Section 9.01Restrictions on Transfer; Permitted Transfers.
(a)Except as otherwise provided in this Article IX, before the fourth (4th) anniversary of the Initial Closing, no Member (or any Permitted Transferee of such Member) shall Transfer all or any portion of its Units without the written consent of the other Member, which consent may be granted or withheld in the sole discretion of the other Member; provided, however, that this Section 9.01(a) shall not apply to any Transfer by the Investor of all or any portion of its Units to (i) any Affiliate of the Investor, (ii) any portfolio company of the Investor or any of its Affiliates, or (iii) any private equity fund or investment fund managed or advised by the general partner of the Investor or the management company of the Investor, in the case of the foregoing clauses (i)-(iii), so long as such prospective Transferee is not a Competitor. No Transfer of any Units to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(c).
(b)Except as otherwise provided in this Article IX, before the sixth (6th) anniversary of the Initial Closing, the Sponsor (or any Permitted Transferee of the Sponsor) shall not Transfer all or any portion of its Class A Units without the written consent of the Investor; thereafter, the Sponsor (or any Permitted Transferee of the Sponsor) may transfer all or any portion of its Class A Units (i) to Qualified Operators, without the written consent of the Investor, or (ii) to any other Person, with written consent of the Investor, which consent shall not be unreasonably withheld or delayed; provided that it shall not be deemed unreasonable for the Investor to withhold or delay consent with respect to a proposed transfer to any Person who is not a Qualified Operator. No Transfer of any Units to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(c).
(c)Notwithstanding any other provision of this Agreement, each Member agrees that it will not Transfer all or any portion of its Units, and the Company agrees that it shall not issue any Units:
(i)except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units, only upon delivery to the Company (upon its request) of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;
(ii)if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Code Section 7704(b);

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(iii)if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;
(iv)if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;
(v)if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940;
(vi)if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company; or
(vii)if such Transfer or issuance would be made to an entity that would cause the Company to be treated as related (within the meaning of Section 267(b) or Section 707(b)(1) of the Code) to the buyer of federal income tax credits pursuant to a Tax Credit Election under Section 6418 of the Code.
(d)Any Transfer or attempted Transfer of any Units in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Units for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Units and as a Member).
(e)For the avoidance of doubt, any Transfer of Units permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interests in respect of such Units in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.
(f)The Sponsor agrees that it will not permit Transfers of its Units in a single transaction or series of related transactions if such Transfers, individually or collectively, would result in Units in the Sponsor being directly or indirectly beneficially owned or controlled by a Person or Persons that the Sponsor could not directly Transfer its Units to under this Agreement.
Section 9.02First Liquidation Option. At any time during the thirty (30)-day period immediately prior to the second (2nd) anniversary of the Initial Closing (the “Liquidation Option Election Period”), at the sole election of the Investor, the Investor shall have the right to sell, and upon exercise of such right by the Investor, BKV Corp shall be required to acquire, all, but not less than all, of the Investor’s Class B Units (the “First Liquidation Option”) for an amount, in each case, equal to the Call Premium (as defined below) (the “Purchase Price”). The Investor shall have the right to exercise the First Liquidation Option, if at all, by delivering a written notice to BKV Corp during the Liquidation Option Election Period stating its unconditional and irrevocable election to exercise the First Liquidation Option (the “First Liquidation Option Election Notice”). BKV Corp shall have a period of one hundred twenty (120) days from the date of its receipt of the First Liquidation Option Election Notice (the “First Liquidation Option Purchase Period”) to purchase the Membership Interests from the Investor (the “First Liquidation Closing”). The purchase price for the Investor’s Membership Interests

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shall be paid directly by BKV Corp. If BKV Corp does not pay all of such purchase price within the First Liquidation Option Purchase Period, then the Investor may draw any such shortfall from the Asset Coverage Collateral and BKV Corp will remain obligated to immediately pay to the Investor any amount of the Purchase Price not satisfied by the draws on the Asset Coverage Collateral. For purposes of this Section 9.02, “Call Premium” means an amount sufficient for the Investor to receive a 1.65x MOIC. If BKV Corp does not consummate the purchase of the Membership Interests from the Investor within the First Liquidation Option Purchase Period, the Purchase Price (or any unpaid portion thereof) shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date of the expiration of the First Liquidation Option Purchase Period until fully paid in cash to the Investor, at the lesser of 15% per annum and the maximum rate permitted under Applicable Law.
Section 9.03Equity Swap Option.
(a)Following the third (3rd) anniversary of the date of this Agreement and until the later to occur of (a) the end of the Term and (b) the 5th anniversary of the date of this Agreement (the “Equity Swap Election Period”), the Investor may elect, in its sole discretion, to exchange all of its Class B Units for common equity interests in the Sponsor representing an equivalent percentage interest as its Percentage Interest on the date of such election (the “Equity Swap Option”). The Investor may exercise the Equity Swap Option by delivering a written notice to the Sponsor stating its intent to exercise the Equity Swap Option (the “Equity Swap Option Election Notice”) on the terms set forth in the Equity Swap Term Sheet attached hereto as Schedule L (the “Equity Swap Term Sheet”).
(b)While the Equity Swap Option can be exercised under this Agreement but following the third (3rd) anniversary of the date of this Agreement, from time to time, the Sponsor and BKV Corp shall, upon the Investor’s request, which shall not be more than once in any twelve (12)-month period (but can be up to twice in the same twelve (12)-month period, provided that the Investor fully reimburses the Sponsor and BKV Corp for any costs associated with such second request), provide the Investor with (i) all financial statements, business plans, and other corporate, financial, and other records, reports, and documents, and other information relating to the Sponsor or its affairs, finances, and accounts, (ii) information concerning Rejected Projects that are in development, construction and/or operation and (iii) access to officers, senior employees, and accountants of the Sponsor for the purpose of discussing any of the forgoing or the affairs, finances, and accounts of the Sponsor, in each case, as are reasonably requested by the Investor in order for the Investor to evaluate whether to exercise the Equity Swap Option and to conduct customary due diligence with respect to an investment in Sponsor.
(c)If the Investor exercises the Equity Swap Option by delivering an Equity Swap Option Election Notice, the Investor, BKV Corp and the Sponsor agree to negotiate in good faith to agree the form of, and agree to enter into, concurrently with the closing of the Equity Swap Option (the “Equity Swap Option Closing”), the Sponsor LLC Agreement (as defined in the Equity Swap Term Sheet) and all other Definitive Agreements (as defined in the Equity Swap Term Sheet) necessary or desirable, in the reasonable opinion of the Investor, to incorporate the terms set forth in this Agreement related to the Equity Swap Option and in the Equity Swap Term Sheet, and/or such additional or modified terms as the Investor and BKV Corp shall mutually approve; provided that, if for any reason, the Investor, the Sponsor and BKV Corp do not execute the Sponsor LLC Agreement and such other Definitive Agreements incorporating the terms set forth in this Agreement and the Equity Swap Term Sheet at or prior to the sixtieth (60th) day following the delivery of the Equity Swap Option Election Notice, then

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the Equity Swap Option Closing shall occur on such sixtieth (60th) day and, on such date, the parties shall execute an assignment agreement in the form attached hereto as Schedule M to effectuate such closing, and until such Definitive Agreements are so executed: (i) the terms set forth in the Equity Swap Term Sheet shall be binding on the Investor, BKV Corp and the Sponsor and all such terms relevant or related to the Sponsor, its capitalization, ownership, governance or operations shall constitute the limited liability company agreement of the Sponsor for all purposes of the Delaware Act; (ii) the Investor, BKV Corp and the Sponsor shall operate, or cause to be operated, the Sponsor and its Subsidiaries in accordance with the Equity Swap Term Sheet; and (iii) the Investor, BKV Corp and the Sponsor shall continue to negotiate in good faith with each other until such Definitive Agreements are so executed by each of the Investor, BKV Corp and the Sponsor. The Sponsor and BKV Corp agree to cooperate fully with Investor and use reasonable best efforts, in each case, to structure any equity swap pursuant to this Section 9.03 in a tax-efficient manner for the Investor; provided that the Sponsor shall not be required to incur any material and unreimbursed cost in connection therewith.
(d)During the Equity Swap Election Period, and thereafter if the Equity Swap Option is exercised, until the Equity Swap Option Closing, the Sponsor and BKV Corp shall not, and shall cause their respective Affiliates not to, by amendment of organizational agreements or through any merger, consolidation, share exchange, combination, division, transfer of assets, reclassification, recapitalization, acquisition, liquidation, issuance or sale of securities, or otherwise, or by taking or permitting to be taken any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Section 9.03, including the ability of the Investor to exercise the Equity Swap Option as contemplated hereby, and will at all times in good faith carry out all the provisions of this Section 9.03 and take all action as may be required to protect the rights of the Investor hereunder. Without limiting the generality of the foregoing, prior to the Equity Swap Option Closing, the Sponsor and BKV Corp (i) shall not permit any Person other than BKV Corp to own any equity interests in the Sponsor, (ii) shall not permit the Sponsor to change its classification for U.S. federal income tax purposes, (iii) shall not cause or permit the Sponsor to engage in or consummate any dividend recapitalization or other transaction where the Sponsor directly or indirectly incurs indebtedness in order to make or finance distributions to its equityholders or any repurchase of equity interests, (iv) shall take all such actions as may be necessary or appropriate to comply with Section 7.14, and (v) shall take all such actions as may be necessary or appropriate in order that the Sponsor may validly and legally issue common equity interests in the Sponsor to the Investor at the Equity Swap Option Closing.
Section 9.04Right of First Offer Upon Investor Sale.
(a)At any time after the fourth (4th) anniversary of the Initial Closing, but prior to any discussions with any third party, if the Investor desires to sell all or a portion of its Units to any third party, including pursuant to Section 9.06(c) (not including any Affiliate or other Permitted Transferee of the Investor) (the “Proposed Investor Sale”), the Investor shall deliver to the Sponsor a written notice (the “Investor Offer Notice”) specifying the number of Units the Investor proposes to transfer in connection with the Proposed Investor Sale (the “ROFO Securities”). Within thirty (30) days following Investor’s delivery of the Investor Offer Notice (the “Offer Period”), the Sponsor shall have the right to elect, by written notice to the Investor (the “ROFO Offer Notice”) of its intention to acquire all, but not less than all, of the ROFO Securities. The ROFO Offer Notice shall include the following (the “ROFO Offer Terms”):

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(i)a statement that the Sponsor is willing to purchase, in cash, all of the ROFO Securities;
(ii)the price per Unit which the Sponsor is willing to pay for the ROFO Securities, which must not include any element of deferred or contingent consideration (the “ROFO Offer Price”); and
(iii)the terms of the offer, which shall be customary and reflect that completion of the transfer of the ROFO Securities shall not be subject to any conditions and the Investor shall not give any warranties other than title, capacity and solvency warranties (each, a “ROFO Offer”).
(b)Each ROFO Offer must be open for acceptance until at least forty (40) days of receipt of the relevant Investor Offer Notice by the Sponsor and the ROFO Offer Notice shall constitute an irrevocable offer by the Sponsor to purchase all of the ROFO Securities for cash on the ROFO Offer Terms.
(c)If, during the Offer Period:
(i)no valid ROFO Offer is received, the Investor shall, during the one hundred twenty (120) days following the date of the ROFO Offer Notice, be entitled to transfer the Units which are ROFO Securities to any person at any price; or
(ii)a valid ROFO Offer is received, the Investor may (x) accept the ROFO Offer and transfer the ROFO Securities to the Sponsor, in which case the Investor shall sell and transfer and the Sponsor shall purchase the ROFO Securities on the ROFO Offer Terms and the Investor and the Sponsor shall take all reasonable steps with a view to consummating the transfer as soon as reasonably practicable following the acceptance by the Investor of the ROFO Offer, such transfer to be made concurrently with and in exchange for payment by the Sponsor of the ROFO Offer Price; or (y) during the one hundred twenty (120) days following the date of the ROFO Offer Notice, transfer the ROFO Securities to any person on terms more favorable to the Investor than the terms set forth in the ROFO Offer.
(d)The Investor shall not take, or permit to be taken, any action to intentionally circumvent the first offer rights contemplated by this Section 9.04.
Section 9.05Right of First Offer and Co-Sale Option Upon Sponsor Sale.
(a)At any time after the sixth (6th) anniversary of the Initial Closing, but prior to any discussions with any third party, if the Sponsor desires to sell all or a portion of its Units to any third party (not including any Affiliate or other Permitted Transferee of the Sponsor) (the “Proposed Sponsor Sale”), the Sponsor shall deliver to the Investor a written notice of such election (the “Sponsor Sale Notice”) specifying the number of Units the Sponsor proposes to transfer in connection with the Proposed Sponsor Sale (the “Sponsor ROFO Securities”). Within thirty (30) days following the Sponsor’s delivery of the Sponsor Offer Notice (the “Sponsor Offer Period”), the Investor shall have the right to elect, by written notice to the Sponsor (the “Sponsor ROFO Offer Notice”) of its intention to acquire all, but not less than all, of the Sponsor ROFO Securities. The Sponsor ROFO Offer Notice shall include the following (the “Sponsor ROFO Offer Terms”):

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(i)a statement that the Investor is willing to purchase, in cash, all of the Sponsor ROFO Securities;
(ii)the price per Unit which the Investor is willing to pay for the Sponsor ROFO Securities, which must not include any element of deferred or contingent consideration (the “Sponsor ROFO Offer Price”); and
(iii)the terms of the offer, which shall be customary and reflect that completion of the transfer of the Sponsor ROFO Securities shall not be subject to any conditions and the Sponsor shall not give any warranties other than title, capacity and solvency warranties (each, a “Sponsor ROFO Offer”).
(b)Each Sponsor ROFO Offer must be open for acceptance until at least forty (40) days of receipt of the relevant Sponsor Offer Notice by the Investor and the Sponsor ROFO Offer Notice shall constitute an irrevocable offer by the Investor to purchase all of the Sponsor ROFO Securities for cash on the Sponsor ROFO Offer Terms.
(c)If, during the Sponsor Offer Period:
(i)no valid Sponsor ROFO Offer is received, the Sponsor shall, during the one hundred twenty (120) days following the date of the Sponsor ROFO Offer Notice, be entitled to transfer the Units which are Sponsor ROFO Securities to any person at any price; or
(ii)a valid Sponsor ROFO Offer is received, the Sponsor may (x) accept the Sponsor ROFO Offer and transfer the Sponsor ROFO Securities to the Investor, in which case the Sponsor shall sell and transfer and the Investor shall purchase the Sponsor ROFO Securities on the Sponsor ROFO Offer Terms and the Sponsor and the Investor shall take all reasonable steps with a view to consummating the transfer as soon as reasonably practicable following the acceptance by the Sponsor of the Sponsor ROFO Offer, such transfer to be made concurrently with and in exchange for payment by the Investor of the Sponsor ROFO Offer Price; or (y) during the one hundred twenty (120) days following the date of the Sponsor ROFO Offer Notice, transfer the Sponsor ROFO Securities to any person on terms more favorable to the Sponsor than the terms of the Sponsor ROFO Offer.
(d)The Sponsor shall not take, or permit to be taken, any action to intentionally circumvent the first offer rights contemplated by this Section 9.05.
(e)If, at any time after the sixth (6th) anniversary of the Initial Closing, the Sponsor determines to Transfer any Class A Units to a Qualified Operator (or to any other Person with the written consent of the Investor) pursuant to Section 9.05(a), then the Investor shall have the right to participate in such process (a “Co-Sale”) on the terms described in this Section 9.05(e). Prior to consummating a Co-Sale, the Sponsor shall, at least twenty (20) Business Days prior to the anticipated consummation of the Co-Sale (and in no event later than the date of the delivery of the Sponsor Sale Notice), furnish to the Investor a written notice (a “Sponsor Co-Sale Election Notice”) containing (i) the material terms and conditions of the Co-Sale, including the structure of the Co-Sale, the name of the proposed transferee, the price per Unit and form of consideration to be paid for such Units, the proposed transfer date, and any other material terms of the Co-Sale, and (ii) an invitation to the Investor to make a binding offer to participate in the Co-Sale up to the amount of its Percentage Interest of the Units proposed to be acquired. The Investor shall exercise its right to participate in the Co-Sale by delivering to the Sponsor a

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written notice (a “Co-Sale Election Notice”) stating its election to sell its Percentage Interest of the Units no later than ten (10) Business Days after its receipt of the Sponsor Sale Notice (the “Co-Sale Period”). The offer of the Investor set forth in a Co-Sale Election Notice shall be irrevocable, and, to the extent such offer is accepted, the Investor shall be bound and obligated to sell in the Co-Sale on the terms and conditions set forth in the Sponsor Sale Election Notice. The Sponsor and the Investor shall receive the consideration in respect of the Units as though the proceeds were distributed in respect of such Units pursuant to (x) Section 9.06(a) of this Agreement if the Co-Sale, together will all prior sales, collectively results in Sponsor selling more than 30% of the Units it held in the Company prior to the first such sale and (y) Section 6.01(a) of this Agreement if clause (x) does not apply. Each Member shall take all actions as may be reasonably necessary to consummate the Co-Sale, including, without limitation, entering into agreements consistent with the Sponsor Sale Notice and delivering certificates and instruments, in each case, consistent with such agreement(s); provided however that the Investor shall not be required to, directly or indirectly, agree to (A) any non-competition, non-solicitation or other restrictive covenant (except customary confidentiality provisions), even if such a covenant is agreed to by the Sponsor in the Co-Sale, or (B) accept joint liability with the Sponsor (or any other Member) in connection with the Co-Sale.
(f)In the event that the Investor does not elect to exercise its right of first negotiation or no agreement is reached in accordance with this Section 9.05(a) or the Investor does not elect to participate in the Co-Sale pursuant to Section 9.05(e), the Sponsor shall have one hundred twenty (120) days following the date of providing the Sponsor Sale Notice to the Investor in which to sell its Units to a Qualified Operator on terms not more favorable to the Sponsor than those set forth in the Sponsor Co-Sale Election Notice to the Investor. If at the end of such period the Sponsor has not completed such sale, the Sponsor may not then effect a sale of Membership Interests without again fully complying with the provisions of this Section 9.05.
(g)The Sponsor shall not take, or permit to be taken, any action to intentionally circumvent the co-sale rights contemplated by this Section 9.05.
Section 9.06Deemed Liquidation Event; Drag-Along Right.
(a)Notwithstanding anything to the contrary in this Agreement, including Section 6.01, upon the entry into any definitive agreement with respect to, or consummation of, any Deemed Liquidation Event, all proceeds thereof and any other Available Cash and other amounts of any kind or character available for distribution by the Company that are or become available at any time thereafter, shall exclusively be distributed as follows and shall be distributed as soon as such amounts are available to the Company:
(i)first, 100% to the Investor until the Investor receives the greater of (x) [***]% IRR and (y) [***]x MOIC (the “First Distribution Threshold”); provided that, if the proceeds resulting from the Deemed Liquidation Event are distributed and, upon such distribution, are not sufficient to satisfy the First Distribution Threshold, the Investor may, in its sole discretion, elect to draw amounts from the Asset Coverage Collateral sufficient to allow it to reach the First Distribution Threshold;
(ii)second, 100% to the Sponsor until the Sponsor receives an amount equal to the First Distribution Threshold;

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(iii)third, [***]% to the Sponsor and [***]% to the Investor until the Investor receives the greater of (x) [***]% IRR and (y) [***]x MOIC; and
(iv)thereafter, [***]% to the Sponsor and [***]% to the Investor.
(b)Neither the Company nor any Member shall have the power to effect a Deemed Liquidation Event unless the purchase agreement, agreement or plan of merger or consolidation for such transaction, or other definitive agreement that is the equivalent thereof, provides that the consideration directly or indirectly payable to the Members shall be allocated among the holders of Units in accordance with Section 9.06(a). If any Member or the Company receives consideration, directly or indirectly, in any Deemed Liquidation Event other than in proportion to the amounts that would result if such consideration were allocated pursuant to this Section 9.06(a), such Member shall immediately cause such consideration to be paid or transferred to the Member who is entitled to such amount under this Section 9.06(b).
(c)If the Investor has not received cash distributions sufficient for the Investor to achieve the Return Hurdle by the fifth (5th) anniversary of the date of this Agreement, then the Investor shall have the right to initiate, control, negotiate, structure, and cause the Company and any other Company Entity to enter into preliminary and definitive agreements in respect of any Final Exit Event and to require the Sponsor, all other Members, and the Company to consent and agree to and raise no objections against the entry into or consummation of, a Final Exit Event (the “Drag-Along Right”); provided that (i) the Company, at the direction of the Investor, shall engage a nationally recognized investment bank (reasonably acceptable to the Board) to lead the sales process and (ii) such transaction shall explicitly seek to maximize the value of the Company. The Investor shall exercise the Drag-Along Right, if at all, by delivering a written notice to the Sponsor stating its election to exercise the Drag-Along Right (the “Drag-Along Notice”). Upon and at any time following receiving the Drag-Along Notice, the Sponsor and all other Members shall: (v) vote in favor of, and approve, such Final Exit Event (together with any related amendment or restatement to this Agreement required to implement such Final Exit Event) and the related definitive agreement(s) pursuant to which the Final Exit Event is to be consummated, (w) vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company or the Investor to enter into or consummate such Final Exit Event; (x) agree to sell all of their Units to the Person to whom the Investor proposes to sell its Units and on the same terms and conditions as the Investor agrees to sell its Units in the Final Exit Event; (y) to execute and deliver all related documentation and take such other actions in support of entering into or consummating the Final Exit Event as shall reasonably be requested by the Company or the Investor in order to carry out the terms and provisions of this Section 9.06(b); and (z) waive and refrain from exercising any dissenters’ rights or rights of appraisal under Applicable Law or otherwise at any time with respect to such Final Exit Event.
(i)The Investor shall have the right in connection with such Final Exit Event (or in connection with the investigation or consideration of any such Final Exit Event) to require the Company and each other Member to cooperate fully with potential acquirors in such Final Exit Event by taking all customary and other actions reasonably requested by such holders or such potential acquirors, including making the Company’s books and records, and other assets reasonably available for inspection by such potential acquirors, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its officers and employees reasonably available for presentations, interviews and other diligence

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activities, in each case subject to reasonable and customary confidentiality provisions. In addition, the Investor shall be entitled to take all steps reasonably necessary to carry out an auction of the Company as part of such Final Exit Event, including selecting an investment bank, providing Confidential Information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating and executing the requisite documentation. The Company shall provide assistance with respect to these actions as reasonably requested.
(ii)Upon the consummation of the proposed Final Exit Event, (i) each Member will receive the same form of consideration for its Membership Interests as is received by other Member in respect of its Membership Interests, (ii) if any Member is given a choice as to the form of consideration to be received as a result of the proposed sale, all Members will be given the same option, and (iii) the aggregate consideration receivable by all Members shall be allocated among the Members on the basis of the relative distribution preferences to which the Members are entitled in a Deemed Liquidation Event in accordance with Section 9.06(a).
(iii)the Company (or the acquiror in the Final Exit Event) shall bear the reasonable, documented costs incurred in connection with any Final Exit Event under this Section 9.06(c), but costs incurred by or on behalf of any Member for its sole benefit will not be considered costs of such transaction and shall be borne by such Member.
(iv)Liability shall be limited to a Member’s applicable share (determined based on the respective proceeds payable to each Member in connection with the proposed Final Exit Event) of a negotiated aggregate indemnification amount that in no event exceeds the amount of consideration otherwise payable to such Member in connection with the proposed Final Exit Event.
Article X
COVENANTS & AGREEMENTS OF THE MEMBERS
Section 10.01Confidentiality.
(a)Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company Entities that are not generally known to the public, including information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company or other Company Entities treat as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company Entities have invested, and continue to invest, substantial time, expense, and specialized knowledge in developing their Confidential Information; (ii) the Confidential Information provides the Company Entities with a competitive advantage over others in the marketplace; and (iii) the Company Entities would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s business or the monitoring of its investment in the Company) at any time, including use for personal, commercial, or

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proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.
(b)Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) to comply with securities laws or other Applicable Laws; (iii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iv) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (v) to the extent necessary to assert any right or defend any claim arising under this Agreement, the Contribution Agreement, or any Services Agreement; (vi) to the other Member or its Affiliates; (vii) for bona fide fund raising purposes of such Member or its Affiliates to bona fide prospective direct or indirect investors in such Member or its Affiliates who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 or other customary confidentiality and non-use obligations substantially comparable to the provisions of this Section 10.01; (viii) to Persons who are bona fide prospective or actual direct or indirect financing sources or beneficial owners or prospective transferees of Membership Interests or such Member or its Affiliate or its respective Representatives, in each case, who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 or other customary confidentiality and non-use obligations that are substantially comparable to the provisions of this Section 10.01 or (ix) to such Member’s Affiliates, Representatives, limited partners, or general partners who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; provided that in the case of clause (i), (ii), (iii), or (iv) such Member shall notify the Company and the other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Member, when and if available.
(c)The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliate or Representative in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than a Company Entity, the other Member, or any of their respective Representatives, provided that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding any Company Entity.
(d)No Member shall (and each Member shall cause its Affiliates not to) make any public announcement, issue any press release or respond to any inquiry from the media concerning or relating to this Agreement or its subject matter, without approval of the other Members, unless such disclosure is required by Applicable Law or by the rules of any stock exchange having jurisdiction over the disclosing party (based on the advice of counsel to the disclosing party), in which case, prior to making such disclosure, the disclosing party shall, to the extent permitted by the Applicable Law or rule, give written notice to the Company and the Investor describing in reasonable detail the proposed content of such disclosure and shall permit the Company and the Investor to review and

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comment upon the form and substance of such disclosure. Each Member shall be liable for any breach by its Affiliates of this Section 10.01(d).
(e)The obligations of each Member under this Section 10.01 shall survive (i) the termination, dissolution, liquidation, and winding up of the Company and (ii) such Member’s Transfer of its Membership Interest. Each Member acknowledges that disclosure of Confidential Information in violation of this Section 10.01 may cause irreparable damage to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member without the posting of any bond or other security, to compel specific performance of all of the terms of this Section 10.01.
Section 10.02Non-Solicitation.
(a)In light of each Member’s access to Confidential Information and position of trust and confidence with the Company Entities, each Member agrees that, for so long as it or its Permitted Transferee, directly or indirectly, owns any Units and for a period of six (6) months thereafter (the “Restricted Period”), it shall not, directly or indirectly through one or more of any of its Affiliates (which, for purposes of the Investor shall be limited to the Restricted Affiliates), solicit, recruit, encourage or induce or attempt to solicit, recruit, encourage, or induce any of the Persons set forth on Schedule 10.02(a) to leave the service of the Company Entities; provided that such restrictions shall not prohibit or restrict in any way: (i) advertising job openings by use of third party recruiters, newspapers, magazines, the Internet, social media or any other media, so long as such efforts are not specifically directed at the specified employees and (ii) hiring or soliciting any employee who either (A) first responds to efforts described in the preceding clause (i) or (B) has ceased being employed by any member of the Company Entities for at least six (6) months prior to the commencement of solicitation.
Article XI
ACCOUNTING; TAX MATTERS
Section 11.01Financial Statements. The Company shall furnish to each Member the following reports:
(a)As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows, and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.
(b)As soon as available, and in any event within sixty (60) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative

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form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.
(c)As soon as available, an in any event within thirty (30) days after the end of each calendar month, consolidated monthly financial statements, including an unaudited balance sheet as of the end of the prior month and an unaudited related consolidated income statement, statement of cash flows and statement of members’ equity of the Company and its Subsidiaries for such month prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).
Section 11.02Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours for any purpose reasonably related to such Member’s interest as a Member to:
(a)each Company Entity’s properties, offices, plants, and other facilities;
(b)the corporate, financial, and similar records, reports, and documents of each Company Entity, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, and copies of any management letters and communications with Members (which right of access shall include the right to examine such documents and to make copies thereof or extracts therefrom); and
(c)any Officers, senior employees, and accountants of any Company Entity for the purpose of discussing and advising on the affairs, finances, and accounts of such Company Entity (and the Company hereby authorizes each such Officer, senior employee, and accountant to engage in such discussions with such Member and its Representatives);
provided, however, that (i) a requesting Member shall bear its own and its Representatives’ expenses and all reasonable expenses incurred by any Company Entity in connection with any inspection or examination requested by such Member pursuant to this Section 11.02; and (ii) if any Company Entity provides or makes available any report or written analysis to or for any Member or Representative of such Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.
Section 11.03Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.
Section 11.04Tax Matters Representative.
(a)The Members hereby appoint the Sponsor as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative shall appoint an individual (the “Designated Individual”) meeting the requirements of Treasury Regulation Section 301.6223-1(c)(3) as the sole person authorized to represent the Tax Matters Representative in audits and other proceedings governed by the partnership audit

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procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”), and such Designated Individual shall be subject to replacement by the Tax Matters Representative in accordance with Treasury Regulation Section 301.6223-1. The Tax Matters Representative shall resign if it is no longer a Member. In the event of the resignation of the Tax Matters Representative, the Investor shall select a replacement. Any person appointed as the Designated Individual shall be subject to the requirements and obligations of the Tax Matters Representative for purposes of this Section 11.04.
(b)The Tax Matters Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Investor in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Investor reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. In addition, the Tax Matters Representative shall (i) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any such administrative or judicial proceedings, (ii) incorporate all reasonable changes or comments to such correspondence or filing reasonably requested by any Member, and (iii) provide each Member with a final copy of such correspondence or filing. The Tax Matters Representative shall not settle any such administrative or judicial proceeding in a manner that adversely and disproportionately impacts any Member without such Member’s written consent. In no event shall a Member be required to amend any tax returns of such Member or its direct or indirect owners.
(c)To the extent permitted by Applicable Law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the Revised Partnership Audit Rules pursuant to Code Section 6221(b). For any year in which Applicable Law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, unless the Members have unanimously agreed not to make such election, the Tax Matters Representative will cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.
(d)Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.03(d).
(e)Notwithstanding anything herein to the contrary, any out-of-pocket expenses incurred by the Tax Matters Representative or the Designated Individual in carrying out their responsibilities and duties in such capacities under this Agreement shall be an expense of the Company for which the Tax Matters Representative or the Designated Individual shall be reimbursed by the Company.

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(f)The Tax Matters Representative will make an election under Code Section 754, if requested in writing by a Member.
(g)The provisions of this Section 11.04 and the obligations of a Member or former Member pursuant to Section 11.04 shall survive the termination, dissolution, liquidation, and winding up of the Company and the Transfer of a Member’s Membership Interest.
Section 11.05Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Tax Matters Representative shall use commercially reasonable efforts to provide the other Member, for its review and comment, estimated Schedule K-1 to IRS Form 1065 (and similar state and local income tax information) within seventy-five (75) days of the end of the applicable Fiscal Year and copies of all final income tax returns (including IRS Form 1065 and the Schedule K-1 thereto) at least forty-five (45) days prior to the due date (taking into account applicable extensions) for filing thereof. If the other Member shall object to any item on any such tax return, the Tax Matters Representative shall consider in good faith all changes or comments to such proposed tax return reasonably requested by the other Member. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, Schedule K-1 to IRS Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state, and local income tax returns for such Fiscal Year, in each case at least forty-five (45) days prior to the due date (taking into account applicable extensions) for filing thereof.
Section 11.06Tax Treatment. Unless otherwise required by Applicable Law, the Company shall treat any sale or disposition of a Project that has not been placed into service as a sale or disposition of inventory for purposes of Sections 1231 and 1221 of the Code (and any similar provisions of state and local law).
Section 11.07Company Funds. All funds of the Company shall be deposited in its name in such checking, savings, or other bank accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.
Section 11.08Maintenance of Books. The Company’s financial books and records shall be maintained using a system of internal controls over financial reporting to provide reasonable assurance regarding the reliability of the preparation of financial statements in accordance with GAAP, including internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company shall maintain minutes of the proceedings of the Board and any of the Members; a copy of the Certificate of Formation and this Agreement and all amendments thereto; a current list of the names and last known business, residence or mailing addresses of all Members; and the Company’s U.S. federal, state and local tax returns for the Company’s six most recent tax years.

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Article XII
DISSOLUTION & LIQUIDATION
Section 12.01Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events (each, a “Liquidation Event”):
(a)The unanimous determination of the Investor and the Sponsor to dissolve the Company;
(b)At any time when there are no Members; or
(c)entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
(d)If the Liquidation Event described in Section 12.01(b) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Delaware Act for the avoidance of dissolution are satisfied. Except as otherwise provided in this Section 12.01, to the maximum extent permitted by the Delaware Act, the Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.
Section 12.02Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03, and the Certificate of Formation shall have been cancelled as provided in Section 12.04.
Section 12.03Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:
(a)The Board shall elect with Supermajority Approval, a disinterested third party to act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.
(b)As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
(c)The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

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(i)first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);
(ii)second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and
(iii)third, to the Members in accordance with Section 9.06(a).
(d)Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.
Section 12.04Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.
Section 12.05Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.01.
Section 12.06Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.
Article XIII
MISCELLANEOUS
Section 13.01Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 13.02Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
Section 13.03Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	1200 17th Street, Suite 2100 Denver, Colorado 80202 Email: [***] Attention: Chief Legal Officer
with a copy (which shall not constitute notice) to:	Baker & Hostetler LLP 999 Third Avenue, Suite 3900 Seattle, WA 98104 Email: [***] Attention: Michael Moyer
If to Sponsor:	1200 17th Street, Suite 2100 Denver, Colorado 80202 Email: [***] Attention: Lauren Read
with a copy (which shall not constitute notice) to:	1200 17th Street, Suite 2100 Denver, Colorado 80202 Email: [***] Attention: Legal Department
If to Investor:	412 W 15th Street, 15th Floor New York, NY 10011 Email: [***] Attention: Ahmed Elsherbiny
with a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 609 Main St., Houston TX 77002 Email: [***] Attention: Adam D. Larson, P.C., Brittany A. Sakowitz, P.C.

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If to BKV Corp:	1200 17th Street, Suite 2100 Denver, Colorado 80202 Email: [***] Attention: Chief Legal Officer
with a copy (which shall not constitute notice) to:	Baker & Hostetler LLP 999 Third Avenue, Suite 3900 Seattle, WA 98104 Email: [***] Attention: Michael Moyer
Section 13.04Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.
Section 13.05Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 13.06Entire Agreement.
(a)This Agreement, together with the Certificate of Formation, the Contribution Agreement, the Services Agreements, the Carbon Leakage Indemnity Agreement and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
(b)In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Contribution Agreement, this Agreement shall control with respect to such conflict.
Section 13.07Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.
Section 13.08No Third-Party Beneficiaries; No Non-Party Recourse. Except as provided in Article VIII, which shall be for the benefit of and enforceable by Covered Persons and Institutional Investor Indemnitors as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, each party to this Agreement agrees and acknowledges that no Persons other than the Company, the Members and the other

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parties to this Agreement shall have any obligation under this Agreement. The prohibition set forth in the immediately preceding sentence shall apply to any and all claims, whether such claims sound in tort, contract or otherwise. This prohibition shall apply whether such claims are asserted by attempting to pierce the corporate veil, or through a claim brought by or on behalf of such party against such Persons and whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, or otherwise.
Section 13.09Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A hereto that are necessary to reflect any Transfer or issuance of a Membership Interest or adjustments in accordance with this Agreement shall be made by the Board without the consent of or execution by the Members.
Section 13.10Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.13 hereof.
Section 13.11Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
Section 13.12Submission to Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, with respect to any suit, action or proceeding related to any action suit, or proceeding (i) arising out of, resulting from or relating in any way to this Agreement or any of the transactions contemplated hereby (including any claims suits, actions, proceedings or other disputes to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Members or of the Members to the Company, or the rights or powers of, or restrictions on, the Company or the Members); (ii) involving any claims, suits, actions, proceedings or other disputes brought in a derivative manner on behalf of the Company; (iii) asserting any claim arising pursuant to any provision of the Delaware Act; or (iv) asserting any claim governed by the internal affairs doctrine. The parties hereto hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of such suit, action or proceeding. The parties hereto further agree that service of process may be accomplished according to the procedures of this Agreement or by any other means authorized by Applicable Law. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 13.03

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shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 13.13Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 13.14Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond), and waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in damages.
Section 13.15Attorneys’ Fees. In the event that a Member institutes any legal suit, action, or proceeding against another Member in respect of a matter arising out of or relating to this Agreement, the prevailing party in such suit, action, or proceeding (as determined by a court of competent jurisdiction pursuant to a final, non-appealable order) shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.
Section 13.16Outside Counsel. Each party to this Agreement acknowledges and agrees that such party has been represented by separate outside counsel in connection with the transactions contemplated hereby and further acknowledges and agrees that Kirkland & Ellis LLP has acted as counsel solely to the Investor and not to the Company or any of the Members other than the Investor in connection with the transactions contemplated hereby.
Section 13.17Advisers Act. Each of the Members and the Company acknowledge and agree that nothing in this Agreement is intended to establish, and shall not establish, an investment advisory relationship among the Investor or any of its Affiliates, Permitted Transferees or advisers, on the one hand, and, on the other hand, any other Member, the Company or any of their respective Affiliates, that would result in the Investor or any of its Affiliates, Permitted Transferees or advisers meeting the definition of investment adviser in Section 202(a)(11) of the U.S. Investment Advisers Act of 1940, as amended, with respect to any other Member, the Company or any of their respective Affiliates. Furthermore, each Member acknowledges that none of the Investor or any of its Affiliates, Permitted Transferees or advisers has provided such Member with investment advice or any recommendation regarding the appropriateness of acquiring any Membership Interest.
Section 13.18BKV Corp Agreement to be Bound and BKV Guarantee.
(a)BKV Corp agrees to adhere to and be bound by the terms and conditions of this Agreement applicable to BKV Corp, including, without limitation, Section 7.15, Section 9.02, Section 9.03 and this Article XIII.

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(b)BKV Corp hereby, unconditionally and irrevocably, guarantees, by way of an independent obligation to the Investor and each other Member (i) the due, prompt and faithful performance by the Sponsor of all undertakings, obligations, required acts and performances of the Sponsor under or arising out of the obligations of the Sponsor in Section 3.09 and Section 9.02; and (ii) the due and punctual payment of all amounts due and payable by the Sponsor under or arising out of the obligations of the Sponsor under Section 3.09 and Section 9.02, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained thereunder (the “BKV Guaranteed Obligation”). BKV Corp guarantees as principal obligor and not as surety the prompt performance and payment of all BKV Guaranteed Obligations, this being a guarantee of payment and not a guarantee of collection. This guaranty is not contingent upon the pursuit by the Investor, any other Member or any other Person of any rights or remedies against the Sponsor, such pursuit being hereby waived by BKV Corp. The obligations, covenants, agreements and duties of BKV Corp hereunder shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of the Sponsor, or any merger, consolidation, conversion or any other business combination involving the Sponsor and any other Person. This guaranty shall be binding upon all successors and assigns of BKV Corp.
Section 13.19Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
Section 13.20Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: BKV dCARBON PROJECT, LLC
By: __/s/ Christopher P. Kalnin ______ Name: Christopher P. Kalnin Title: Manager
MEMBERS: BKV dCARBON VENTURES, LLC
By: __/s/ Christopher P. Kalnin ______ Name: Christopher P. Kalnin Title: Manager
C SQUARED SOLUTIONS, INC.
By: __/s/ Karlis Povisils____________ Name: Karlis Povisils Title: Partner By: _/s/ Ahmed Elsherbiny__________ Name: Ahmed Elsherbiny Title: Vice President
Solely with respect to Section 7.15, Section 9.02, Section 9.03 and Article XIII: BKV CORPORATION
By: __/s/ Christopher P. Kalnin ______ Name: Christopher P. Kalnin Title: Chief Executive Officer

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